PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus Dated May 14, 2004)	Registration No. 333-114449
Registration No. 333-127471

2,500,000 Shares

COMMON STOCK

Alexion Pharmaceuticals, Inc. is offering 2,500,000 shares of its common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol “ALXN.” On August 11, 2005, the reported last sale price of our common stock on the Nasdaq National Market was $27.32 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S–10 of this prospectus supplement.

PRICE $26.75 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Alexion
Per Share	$26.750	$0.858	$25.892
Total	$66,875,000	$2,145,000	$64,730,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on August 17, 2005.

MORGAN STANLEY

August 11, 2005

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the prospectus, which is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using the shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock, and warrants, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock being offered, and other information you should know before investing. This prospectus supplement also adds, updates, and changes information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” on page S-27 before investing in shares of our common stock. To the extent there is a conflict between the information contained in this prospectus supplement on the one hand, and the information contained in the accompanying prospectus or any documents incorporated by reference herein or therein on the other hand, the information in this prospectus supplement shall control.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company,” and “Alexion” refer to Alexion Pharmaceuticals, Inc., a Delaware corporation.

The address of our principal executive offices is 352 Knotter Drive, Cheshire, CT 06410.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or the time of any sale of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical fact included in and incorporated by reference into this prospectus supplement and the accompanying prospectus are forward-looking statements. These forward-looking statements include, without limitation, statements regarding our estimate of the sufficiency of our existing capital resources and our ability to raise additional capital to fund cash requirements for future operations, statements regarding the status of our ongoing clinical trials and prospects for regulatory approval and statements regarding the uncertainties involved in the drug development process. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that such expectations reflected in these forward-looking statements will prove to have been correct.

When used in this prospectus supplement and the accompanying prospectus, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Because these forward-looking statements involve risk and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Risk Factors” in this prospectus supplement and the prospectus.

You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results and of our future financial conditions, or state other “forward-looking” information. Before you invest in our common stock, you should be aware that the occurrence of any of the contingent factors described under “Risk Factors” in this prospectus supplement and the prospectus could substantially harm our business, results of operations and financial condition. Upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

We cannot guarantee any future results, levels of activity, performance or achievements. Except for special circumstances in which a duty to update arises when prior disclosures become materially misleading in light of subsequent events, we do not intend to update any of the forward-looking statements in this prospectus supplement or the prospectus after the date of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus. Before you decide to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and consolidated financial statements and related notes included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

ALEXION

We are engaged in the discovery and development of therapeutic products to treat patients with a wide array of severe disease states, including hematologic, cardiovascular, and autoimmune disorders, and cancer. Since our incorporation in January 1992, we have devoted substantially all of our resources to drug discovery, research, and product and clinical development. Additionally, through our wholly owned subsidiary, Alexion Antibody Technologies, Inc., or AAT, we are engaged in the discovery and development of a portfolio of additional antibody therapeutics targeting severe unmet medical needs.

We have significant expertise in the discovery and development of antibody therapeutics, as well as in understanding and inhibiting the aberrant manifestation of a component of the human immune system known as complement. Our two lead product candidates are each in Phase III clinical development. One of our product candidates, eculizumab, is in Phase III clinical development for treatment of a chronic hematologic disease and our second product candidate, pexelizumab, is in Phase III clinical development for two distinct acute cardiac indications. We designed both of these product candidates with the goal of eliciting the intended clinically therapeutic effect by inhibiting the aberrant manifestation of complement.

Our two lead product candidates are therapeutic antibodies that address specific diseases that arise when the human immune system produces inflammation in the human body. Antibodies are proteins that bind specifically to selected targets, or antigens, in the body. After the antibody binds to its target, it may activate the body’s immune system against the target, block activities of the target or stimulate activities of the target.

We are developing eculizumab, an antibody that inhibits complement, for the treatment of a rare blood disorder known as Paroxysmal Nocturnal Hemoglobinuria, or PNH. We are developing pexelizumab, a single- chain antibody that also inhibits complement, in collaboration with Procter and Gamble Pharmaceuticals, or P&G, as a therapeutic to reduce the incidence of death, myocardial infarction, or heart attack, and other complications associated with coronary artery bypass graft, or CABG, surgery. We are also developing pexelizumab as a therapeutic to reduce the incidence of death and morbidity often experienced by patients suffering acute myocardial infarction, or AMI, who receive angioplasty, a procedure for opening up narrowed or blocked arteries that supply blood to the heart.

To date, we have studied our two lead product candidates in a variety of clinical development programs enrolling over 10,000 patients in clinical trials. In addition to our Phase III programs, we have initiated the development of a global patient registry for PNH patients, may also pursue additional indications for eculizumab, and have other product candidates in earlier stages of development.

To date, we have not received any revenues from the sale of our products. We have incurred operating losses since our inception. As of April 30, 2005, we had an accumulated deficit of approximately $415 million. We expect to incur substantial and increasing operating losses for the next several years due to expenses associated with product research and development, pre-clinical studies and clinical testing, regulatory activities, manufacturing development, scale-up and commercial-scale manufacturing, pre-commercialization activities and developing a sales and marketing force. We will need to obtain additional financing to cover these costs.

We plan to develop and commercialize on our own those product candidates for which the clinical trials and commercialization requirements can be funded and accomplished by our own resources. For those products which require greater resources, our strategy is to form corporate partnerships for product development and commercialization.

Phase III Product Candidates

Eculizumab for PNH.    PNH is a rare chronic disease in which a patient’s complement system attacks the individual’s own blood cells. As a result, PNH patients suffer from chronic hemolysis, or destruction of red blood cells, which leads to severe anemia and risk of blood clotting or thrombosis. This hemolysis is also believed to lead to frequent bouts of hemoglobinuria, or the release of proteins from blood cells into the urine, abdominal pain, painful swallowing, disabling fatigue, and life-threatening blood clots. The prevalence, or number of affected patients at any one time, has not been definitively determined but can be estimated at approximately 2,000 – 10,000 patients in the United States. Experts estimate that approximately one-half of the patients with PNH die from the disease within 10 years of diagnosis. Recurrent blood transfusions are often necessary to support normal red blood cell function and currently there is no U.S. Food and Drug Administration, or FDA, approved therapy for PNH.

We completed an 11 patient, open-label three month Phase I trial in PNH patients in 2002, and an open-label extension trial with these patients is ongoing to help us evaluate long-term safety and drug activity. In the Phase I trial, eculizumab was well-tolerated and associated with a statistically significant 71% reduction in the need for blood transfusions, up to an 81% reduction in biochemical parameters of hemolysis and a 96% reduction in clinical paroxysms.

In July 2004, we announced that we received written confirmation from the FDA indicating agreement with the protocols for two clinical trials that will constitute the pivotal Phase III program for eculizumab in PNH. These two clinical trials are known as TRIUMPH and SHEPHERD. The agreement for the Phase III program was reached under the FDA’s Special Protocol Assessment, or SPA, process, a procedure by which the FDA provides official evaluation and guidance on proposed protocols for pivotal Phase III clinical trials. Similarly, the Company has obtained protocol assistance from the European Medicines Evaluation Agency, or EMEA, with respect to the pivotal Phase III PNH program in Europe. It is expected that, if successful, these two studies will complete the filing package that will serve as the primary basis of review for the approval of licensing applications for the PNH indication in the U.S. and Europe. The TRIUMPH trial is a placebo-controlled pivotal efficacy trial examining the efficacy of eculizumab in PNH patients who require blood transfusions. There are two co-primary endpoints in these hemolytic transfusion dependent PNH patients during the six months of therapy of the TRIUMPH trial: i) hemoglobin stabilization and ii) reduction in blood transfusions. An endpoint is the primary therapeutic, pre-set goal of a trial. In July 2005, we announced that we had completed randomization of approximately 85 PNH patients in the TRIUMPH trial, which exceeds the number of patients required under the SPA. We anticipate that the final patient will complete the six month treatment phase near the end of this calendar year. We have also initiated treatment of patients in the second trial, SHEPHERD, an open-label trial which will be primarily aimed at generating additional safety data with eculizumab in approximately 75 PNH patients. We retain all rights to eculizumab in all indications worldwide. In 2003, the FDA and the EMEA granted Orphan Drug designation for the development of eculizumab in PNH.

Pexelizumab for CABG.    CABG surgery involves using a patient’s non-heart blood vessels to surgically detour, or bypass, blood around a blockage in the patient’s heart blood vessels so that the downstream heart muscle is provided with an adequate supply of blood, oxygen and nutrients. Severe inflammation caused by the CABG procedure with cardiopulmonary bypass, or CPB, can often result in a perioperative myocardial infarction, other morbidity, or death. According to data derived from the American Heart Association, it is estimated that approximately 400,000 CABG operations were performed in the United States in 2002.

In 2003, we completed a Phase III clinical trial of pexelizumab, known as the PRIMO-CABG trial, in approximately 3,000 patients undergoing CABG with CPB. The primary endpoint in this trial was a composite of the reduction in the incidence of death or myocardial infarction, measured at 30 days post-procedure, in the subpopulation of 2,746 patients undergoing CABG without concomitant valve surgery. Although there was reduction in the events measured by the primary endpoint, the endpoint was not achieved with statistical significance. However, key secondary endpoints were achieved with statistical significance, including the same death or myocardial infarction composite in the overall, or intent-to-treat, study population of 3,099 patients. Additionally, a large number of additional key pre-specified measures were reduced with statistical significance.

In June 2004, we announced that, under the FDA’s SPA process, we reached written agreement with the FDA relating to the protocol for the pivotal Phase III trial of pexelizumab in patients undergoing CABG with CPB. We, along with P&G, have designed this confirmatory, pivotal Phase III trial in multiple risk CABG patients, known as PRIMO-CABG2, to expand upon and confirm observations from the earlier PRIMO-CABG trial. It is expected that, if successful, the program will complete the filing package that will serve as the primary basis of review for the approval of a Biologics Licensing Application, or BLA, for the CABG indication.

By September 2000, the FDA granted “Fast Track” status for the development of pexelizumab in CPB and in connection with AMI treated with angioplasty. Fast Track designation provides for potentially expediting product development and FDA review of BLAs. The primary endpoint of PRIMO-CABG2 is a reduction of death or heart attack at 30 days. On August 9, 2005, we and P&G announced that we had completed enrollment of PRIMO-CABG2 in approximately 4,250 patients.

Pexelizumab for AMI.     Myocardial infarction, or heart attack, is an acute cardiovascular disorder in which the coronary arteries, the blood vessels that supply blood, oxygen, and nutrients to the heart muscle are blocked to such an extent that the starved heart muscle infarcts or dies. According to data derived from the American Heart Association, it is estimated that approximately 850,000 people were presented to hospitals for treatment of a heart attack in the United States in 2002.

In 2002, we completed a Phase II study, known as the COMMA trial, with pexelizumab in patients suffering AMI who received angioplasty, a procedure for opening up narrowed or blocked arteries that supply blood to the heart. The trial’s primary endpoint of a reduction of myocardial infarction was not reached; however, pexelizumab treatment in this trial was associated with a statistically significant, dose-dependent reduction in death.

In June 2004, we announced that, under the FDA’s SPA process, written agreement was reached with the FDA relating to the protocol for the pivotal Phase III trial of pexelizumab in AMI patients undergoing angioplasty. In July 2004, we announced that we had commenced enrollment in this pivotal Phase III trial, known as APEX-AMI. The primary endpoint of APEX-AMI will be a reduction of death at 90 days. It is expected that, if successful, the program will complete the filing package that will serve as the primary basis of review for the approval of a BLA for the AMI indication.

Other Development Programs

Eculizumab for Membranous Nephritis.    In addition to PNH, we have explored eculizumab for the treatment of a variety of chronic inflammatory diseases, including membranous nephritis. Membranous nephritis is a chronic inflammatory kidney disease in which patients suffer loss of protein into the urine, or proteinuria, which may progress to kidney failure. In a four-month, placebo-controlled Phase II trial, eculizumab treatment was not associated with a significant change in proteinuria. However, in a twelve month open-label extension trial, eculizumab treatment was associated with a significant reduction in proteinuria and an increased rate of remission. We continue to evaluate our development options for eculizumab in membranous nephritis.

Eculizumab for Rheumatoid Arthritis.    We have also explored eculizumab for the treatment of rheumatoid arthritis. We announced in January 2004 preliminary results of our approximately 350 patient Phase IIb study of eculizumab in rheumatoid arthritis patients. The primary efficacy endpoint of the trial, improvement in ACR20 score after a six month treatment period, was achieved with statistical significance in the monthly dosing arm but not in the bimonthly dosing arm. ACR20 is a measure established by the American College of Rheumatology that requires a 20% improvement in tender and swollen joint count plus a 20% improvement in at least 3 of 5 other criteria. We continue to evaluate our development options for eculizumab in rheumatoid arthritis.

Other Eculizumab Indications

We continue to evaluate additional potential therapeutic applications for eculizumab and anticipate initiating an additional clinical program in late 2005.

Procter & Gamble Collaboration

In December 2001, we revised our collaboration agreement with P&G by entering into a binding memorandum of understanding, or MOU, pursuant to which we and P&G agreed to share decision-making and responsibility for all future U.S. development and commercialization costs for pexelizumab, including clinical, manufacturing, marketing and sales efforts. Prior to December 2001, P&G was generally funding all clinical development and manufacturing costs for pexelizumab. The revised collaboration per the MOU provides that we and P&G each incur approximately 50% of all Phase III clinical trial, product development and manufacturing and commercialization costs necessary for the potential approval and marketing of pexelizumab in the U.S. and that we will receive approximately 50% of the gross margin on U.S. sales, if any. Under the MOU, P&G agreed to retain responsibility for future development and commercialization outside the U.S. and we will receive royalties on sales to the rest of the world, if any. Under the MOU, we are responsible for paying royalties and licensing fees on certain third party intellectual property worldwide, if such intellectual property is necessary. Additionally, as part of the MOU, we will receive milestone payments for achieving specified development steps, regulatory filings and approvals.

Corporate Information

We were incorporated in Delaware in 1992. The address of our principal executive offices is 352 Knotter Drive, Cheshire, CT 06410.

THE OFFERING

Common stock offered by us	2,500,000 shares

Common stock to be outstanding after this offering	30,690,403 shares

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own.

Dividends	We have not declared or paid any dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business.

Risk Factors

See “Risk Factors” and other information included in or incorporated into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq National Market symbol	ALXN

The number of shares of our common stock that will be outstanding after this offering is based on the 28,190,403 shares outstanding as of July 31, 2005. The number of shares of our common stock that will be outstanding after the offering excludes:

•	4,879,771 shares of our common stock subject to options outstanding as of April 30, 2005;

•	2,484,919 shares of our common stock that have been reserved for issuance upon future grants under our 2004 Incentive Plan as of April 30, 2005; and

•	4,768,710 shares of our common stock that have been reserved for issuance upon conversion of our outstanding 1.375% convertible senior notes due 2012.

SUMMARY CONSOLIDATED FINANCIAL DATA

The tables below present summary consolidated statement of operations and balance sheet data of Alexion Pharmaceuticals, Inc. and its subsidiaries. We have derived our consolidated statement of operations data for the fiscal years ended July 31, 2004, 2003, and 2002, from our audited consolidated financial statements and the accompanying notes which are included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2004, as amended, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived our condensed consolidated balance sheet data as of April 30, 2005 and consolidated statement of operations data for each of the nine month periods ended April 30, 2005 and 2004 from our unaudited consolidated financial statements which are included in our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended April 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 2005 or any future periods. You should read the summary financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” along with our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended July 31, 2004, as amended.

	Nine Months Ended April 30,		Fiscal Year Ended July 31,
	2005	2004	2004	2003	2002
	(unaudited)	(unaudited)
Consolidated Statements of Operations Data:
Contract research revenues	$861	$462	$4,609	$877	$6,536

Operating expenses:
Research and development	63,772	42,004	59,840	71,042	60,005
General and administrative	12,736	9,683	14,459	10,869	7,993
Impairment of fixed assets	—	—	760	2,560	—

Total operating expenses	76,508	51,687	75,059	84,471	67,998

Operating loss	(75,647)	(51,225)	(70,450)	(83,594)	(61,462)
Other income (expense), net	(1,483)	(3,066)	(4,336)	(1,885)	4,220
Gain from extinguishment of note payable	3,804	—	—	—	—
Loss from early extinguishment of convertible notes	(3,184)	—	—	—	—

Loss before state tax benefit	(76,510)	(54,291)	(74,786)	(85,479)	(57,242)
State tax benefit, net	402	319	691	1,012	700

Net loss	$(76,108)	$(53,972)	$(74,095)	$(84,467)	$(56,542)

Basic and diluted net loss per common share	$(2.74)	$(2.54)	$(3.43)	$(4.64)	$(3.12)

Shares used in computing net loss per common share	27,793	21,268	21,622	18,209	18,146

The “as adjusted” condensed consolidated balance sheet data gives effect to the receipt of approximately $64.53 million in net proceeds from the sale of common stock in this offering.

	April 30, 2005 (unaudited)
	Actual	As Adjusted
	(amounts in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$35,141	$99,671
Marketable securities	191,435	191,435
Total current assets	232,036	296,566
Deferred financing costs	4,574	4,574
Total assets	280,579	345,109
Convertible notes	150,000	150,000
Total stockholders’ equity	98,400	162,930

RISK FACTORS

Before you participate in this offering, you should be aware that there are various risks in making an investment in our common stock, including the ones listed below. You should carefully consider these risk factors and the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus in evaluating this offering.

The risk and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected.

If we continue to incur operating losses, we may be unable to continue our operations.

We have incurred losses since we started our company in January 1992. As of April 30, 2005, we had an accumulated deficit of approximately $415 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research and development of product candidates. We have no products that are available for sale and do not know when we will have products available for sale, if ever. We expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts, continue to conduct clinical trials and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent and the timing of our future losses and our profitability, if we are ever profitable, are highly uncertain.

We are subject to extensive government regulation; if we do not obtain regulatory approval for our drug products, we will not be able to sell our drug products.

We and our partners cannot sell or market our drugs without regulatory approval. If we or our partners do not obtain and maintain regulatory approval for our products, the value of our company and our results of operations will be harmed. In the United States, we or our partners must obtain and maintain approval from the FDA for each drug that we intend to sell. Obtaining FDA approval is typically a lengthy and expensive process, and approval is highly uncertain. Foreign governments also regulate drugs distributed outside the United States, whose approval can also be lengthy, expensive and highly uncertain. None of our product candidates has received regulatory approval to be marketed and sold in the United States or any other country. We may not receive regulatory approval for any of our product candidates for at least the next several years, if ever.

We and our partners, contract manufacturers and suppliers are subject to rigorous and extensive regulation by the FDA, other federal and state agencies, and governmental authorities in other countries. These regulations apply both before and after approval of our product candidates, if our product candidates are ever approved, and cover, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, and export of biologics. Failure to comply with the laws, including statutes and regulations, administered by the FDA or other agencies could result in administrative and judicial sanctions, including, warning letters; fines and other civil penalties; delay in approving or refusal to approve a product candidate; product recall or seizure; interruption of production; operating restrictions; injunctions; and criminal prosecution.

The FDA has granted “fast track” status for pexelizumab for use during CPB and for treatment of AMI, and for eculizumab in treatment of membranous nephritis. Although fast track status may expedite development and FDA review of an application, there can be no assurance that pexelizumab or eculizumab will be reviewed more expeditiously for their “fast-track” indications than would otherwise have been the case or will be approved promptly, or at all. Further, the FDA could revoke fast track status for pexelizumab or eculizumab.

The FDA has granted orphan drug designation for eculizumab in the treatment of PNH and membranous nephritis. Orphan drug designation does not convey any advantage in, or shorten the duration of, the FDA review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, i.e., the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years, except in limited circumstances.

We depend heavily on the success of our lead product candidates, eculizumab and pexelizumab, which are still under development. If we do not obtain FDA approval of our lead product candidates, or if FDA delays approval or narrows the indications for which we may market these product candidates, our business will be materially harmed.

We anticipate that in the near term our ability to generate revenues will depend on the successful development and commercialization of eculizumab and pexelizumab. The commercial success of our lead product candidates will depend on several factors, including the following: successful completion of our ongoing Phase III clinical trials for these product candidates; receipt of marketing approvals from the FDA and similar foreign regulatory authorities; establishing commercial manufacturing capabilities ourselves or through third party manufacturers; successfully launching commercial sales of the products; and acceptance of the products in the medical community and by third party payors.

If the data from our ongoing Phase III pivotal clinical trials for our lead product candidates are not satisfactory, we may not proceed with the filing of a biological license application, or BLA, for one or both of our lead product candidates or we may be forced to delay the filing. Even if the results of the ongoing pivotal trials appear satisfactory and we file a BLA, the FDA and similar foreign regulatory agencies may not accept our filing, may request additional information from us, including data from additional clinical trials, and, ultimately, may not grant marketing approval. Even if the FDA and similar foreign regulatory authorities do grant marketing approval for one or both of our product candidates, they may narrow the indications for which we are permitted to market one or both products, or may pose other restrictions on the use or marketing of the product. A narrowed indication or other restrictions may limit the market potential for the affected product. If we are not successful in commercializing one or both of our lead product candidates, or are significantly delayed or limited in doing so, our business will be materially harmed and we may need to curtail or cease operations.

If our drug trials are delayed or achieve unfavorable results, we will have to delay or may be unable to obtain regulatory approval for our products.

We must conduct extensive testing of our product candidates before we can obtain regulatory approval for our products. We need to conduct both preclinical animal testing and clinical human trials. These tests and trials may not achieve favorable results. The FDA typically requires two well controlled clinical trials that demonstrate efficacy in order to obtain FDA approval to market a product candidate. The SPA for each of our ongoing Phase III clinical trials provides for only a single efficacy trial and the FDA has indicated that the trials should provide compelling evidence of clinically meaningful benefit in order to warrant consideration for marketing approval of the product candidate. The FDA has cautioned that a study that is merely statistically positive may not provide the evidence necessary to support filing or approval of a product candidate. We would need to reevaluate any drug that did not test favorably and either alter the study, the drug or the dose and perform additional or repeat tests, or abandon the drug development project. In those circumstances, we would not be able to obtain regulatory approval on a timely basis, if ever. Even if approval is granted, the approval may require limitations on the indicated uses for which the drug may be marketed.

Clinical trials completed to date have not achieved their primary endpoints.

In December 1999, we completed a Phase IIb trial of pexelizumab for the treatment of complications in patients after CABG with CPB including the reduction of the frequency and severity of myocardial infarctions and frequency of death. The primary therapeutic pre-set goal of the trial, referred to as the primary endpoint, was not achieved. However, in the pre-specified population that included approximately 90% of the patient population, (i.e. the 800 patients who had CABG surgery without valve surgery), those that received pexelizumab at the highest dose level experienced a statistically significant reduction in larger post-surgical heart attacks. Based on these results, in January 2002, we commenced enrollment of a Phase III clinical trial of pexelizumab in patients undergoing CABG with CPB. We completed the target patient enrollment of approximately 3,000 patients in February 2003. In August 2003, we disclosed preliminary results that indicated that the primary endpoint was not achieved with statistical significance. The primary endpoint in this Phase III trial was a composite of the incidence of death or myocardial infarction, measured at 30 days post-procedure, in patients undergoing CABG without simultaneous valve surgery.

We have concluded two Phase II studies with pexelizumab in AMI: one study in patients receiving angioplasty, a procedure for opening up narrowed or blocked arteries that supply blood to the heart, and the other in patients receiving thrombolytic therapy, a procedure for dissolving clots that block heart vessels. The angioplasty study, called COMMA, and the thrombolytic study, called COMPLY, completed patient enrollment in April 2002 and January 2002, respectively. Results from both studies were reported at the November 2002 annual meeting of the American Heart Association. In both studies, the primary endpoint of a reduction of myocardial infarction, was not reached; however in the COMMA study, pexelizumab treatment was associated with a statistically significant, dose-dependent reduction in death.

In 2001, we announced the completion of a Phase IIa trial of eculizumab for the treatment of rheumatoid arthritis, or RA. The primary endpoint for this trial was met by the group of patients who received the mid-level, monthly dosing regimen of eculizumab, but patients who received higher or lower doses of eculizumab in the clinical trial did not achieve the primary endpoint. The primary endpoint in this Phase IIa trial was ACR 20 at 3.25 months.

In January 2004, we announced preliminary results of a Phase IIb study of eculizumab in approximately 350 RA patients. Results of the trial indicate that the primary endpoint was achieved with statistical significance in one of the dosing regimens (the monthly dosing arm), but not in the higher, bimonthly dosing arm.

Completion of these and other trials does not guarantee that we will initiate additional trials for our product candidates, that if the trials are initiated what the scope and phase of the trial will be or that they will be completed, or that if the trials are completed, the results will provide a sufficient basis to proceed with further trials or to apply for or receive regulatory approvals or to commercialize products. Results of trials could be inconclusive, requiring additional or repeat trials. If the results achieved in our clinical trials are insufficient to proceed to further trials or to regulatory approval of our product candidates our company could be materially adversely affected. Failure of a trial to achieve its pre-specified primary endpoint generally increases the likelihood that additional studies will be required if we determine to continue development of the product candidate, and reduces the likelihood of timely development of and regulatory approval to market the product candidate.

There are many reasons why drug testing could be delayed or terminated.

For human trials, patients must be recruited and each product candidate must be tested at various doses and formulations for each clinical indication. Also, to ensure safety and effectiveness, the effect of drugs often must be studied over a long period of time, especially for the chronic diseases that we are studying. Unfavorable results or insufficient patient enrollment in our clinical trials could delay or cause us to abandon a product development program.

Additional factors that can cause delay or termination of our clinical trials include:

•	slow patient enrollment;

•	long treatment time required to demonstrate effectiveness;

•	lack of sufficient supplies of the product candidate;

•	adverse medical events or side effects in treated patients;

•	the failure of patients taking the placebo to continue to participate in our clinical trials;

•	lack of effectiveness of the product candidate being tested; and

•	lack of sufficient funds.

We may expand our business through new acquisitions that could disrupt our business and harm our financial condition.

Our business strategy includes expanding our products and capabilities, and we may seek acquisitions to do so. Acquisitions involve numerous risks, including:

•	substantial cash expenditures;

•	potentially dilutive issuance of equity securities;

•	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

•	difficulties in assimilating the operations of the acquired companies;

•	diverting our management’s attention away from other business concerns;

•	risks of entering markets in which we have limited or no direct experience; and

•	the potential loss of our key employees or key employees of the acquired companies.

We cannot assure you that any acquisition will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions. We cannot assure you that we will be able to make the combination of our business with that of acquired businesses or companies work or be successful. Furthermore, the development or expansion of our business or any acquired business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our capital stock, which could dilute current stockholders’ ownership interest in our company, or securities convertible into our capital stock, which could dilute current stockholders’ ownership interest in our company upon conversion.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development.

We believe we have sufficient capital to fund our operations and product development for at least eighteen months. We may need to raise additional capital before or after that time to complete the development and commercialization of our product candidates. We are currently conducting or initiating several clinical trials. Funding needs may shift between programs and potentially accelerate and increase if we initiate new pivotal trials for our product candidates, including any pivotal clinical trial of pexelizumab for AMI patients undergoing angioplasty. We rely heavily on P&G to fund development of pexelizumab. If P&G were to terminate the pexelizumab collaboration, we could have to raise additional capital or find new collaboration partners in order to continue the development of pexelizumab.

Additional financing could take the form of public or private debt or equity offerings, equity line facilities, bank loans, collaborative research and development arrangements with corporate partners and/or the sale or licensing of some of our property. The amount of capital we may need depends on many factors, including:

•	the existence, terms and status of collaborative arrangements and strategic partnerships, such as our collaboration with P&G;

•	the progress, timing and scope of our research and development programs;

•	the progress, timing and scope of our preclinical studies and clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the time and cost necessary to further develop manufacturing processes, arrange for contract manufacturing or build manufacturing facilities and obtain the necessary regulatory approvals for those facilities;

•	the time and cost necessary to develop sales, marketing and distribution capabilities;

•	the cost necessary to sell, market and distribute our products, if any are approved;

•	changes in applicable governmental regulatory policies; and

•	any new collaborative, licensing and other commercial relationships that we may establish.

We may not get funding when we need it or funding may only be available on unfavorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to delay, scale-back or eliminate our research and development activities or future operations. We might have to license our technology to others. This could result in sharing revenues that we might otherwise retain for ourselves. Any of these actions would harm our business.

We are significantly leveraged.

On April 30, 2005, we had outstanding $150 million principal amount of 1.375% convertible senior notes. These notes remain outstanding, and the degree to which we are leveraged could, among other things:

•	make it difficult for us to make payments on our notes;

•	make it difficult for us to obtain financing for working capital acquisitions or other purposes on favorable terms, if at all;

•	make us more vulnerable to industry downturns and competitive pressures; and

•	limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

If our collaboration with P&G is terminated or P&G reduces its commitment to our collaboration, our ability to develop and commercialize pexelizumab in the time expected, or at all, and our business would be harmed.

We rely heavily on P&G to perform development, obtain commercial manufacturing, and provide sales and marketing for pexelizumab. While we cannot assure you that pexelizumab will ever be successfully developed and commercialized, if P&G does not perform its obligations in a timely manner, or at all, our ability to commercialize pexelizumab will be significantly adversely affected. We rely on P&G to provide funding and additional resources for the development and commercialization of pexelizumab. These include funds and resources for:

•	clinical development and clinical and commercial manufacturing;

•	obtaining regulatory approvals; and

•	sales, marketing and distribution efforts worldwide.

P&G has the right to terminate the collaboration or sublicense its collaboration rights at any time. Termination of our agreement with P&G would cause significant delays in the development of pexelizumab and result in significant additional development costs to us. If we were to continue development of pexelizumab following termination by P&G, we would need to fund the development and commercialization of pexelizumab on our own or identify a new development partner. We would need to develop or acquire replacement expertise in many areas necessary for the development and potential commercialization of pexelizumab, or enter into agreements with other companies with respect to those matters. We do not have the resources to replace some of the functions provided or funded by P&G. Accordingly, we might have to stop the development of pexelizumab or shift resources from other product development programs until alternative resources were obtained. Sublicense by P&G also could cause significant delays in the development of pexelizumab and result in substantial additional development costs to us. We might also have to repeat testing already completed with P&G. In addition, sublicense would introduce a new collaboration partner which could create new and additional risks to the development of pexelizumab that cannot be identified at this time.

We cannot guarantee that P&G will devote the resources necessary to successfully develop and commercialize pexelizumab in a timely manner, if at all. Furthermore, P&G may devote the necessary resources, but we may still not successfully develop and commercialize pexelizumab.

If we are unable to engage and retain third-party collaborators, our research and development efforts may be delayed.

We depend upon third-party collaborators to assist us in the development of our product candidates. If any of our existing collaborators breaches or terminates its agreement with us or does not perform its development work under an agreement in a timely manner, or at all, we would experience significant delays in the development or commercialization of our product candidates. We would also experience significant delays if we could not engage additional collaborators when required. In either event, we would be required to devote additional funds or other resources to these activities or to terminate them. This would divert funds or other resources from other parts of our business.

We cannot assure you that:

•	current collaboration arrangements will be continued in their current form;

•	we will be able to negotiate acceptable collaborative agreements to develop or commercialize our product candidates;

•	any arrangements with third parties will be successful; or

•	current or potential collaborators will not pursue treatments for other diseases or seek other ways of developing treatments for our disease targets.

If the trading price of our common stock continues to fluctuate in a wide range, our stockholders will suffer considerable uncertainty with respect to an investment in our common stock.

The trading price of our common stock has been volatile and may continue to be volatile in the future. Factors such as announcements of fluctuations in our or our competitors’ operating results or clinical or scientific results, fluctuations in the trading prices or business prospects of our competitors and collaborators, including, but not limited to P&G, changes in our prospects, and market conditions for biotechnology stocks in general could have a significant impact on the future trading prices of our common stock and our convertible senior notes. In particular, the trading price of the common stock of many biotechnology companies, including ours, has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. This is due to several factors, including general market conditions, the announcement of the results of our clinical trials or product development and the results of our attempts to obtain FDA approval for our products. In particular, since August 1, 1999, the sales price of our common stock has ranged from a low of $9.05 per share to a high of $119.88 per share. While we cannot predict our future performance, if our stock price continues to fluctuate in a wide range, an investment in our common stock may result in considerable uncertainty for an investor.

If we cannot protect the confidentiality and proprietary nature of our trade secrets, our business and competitive position will be harmed.

Our business requires using sensitive technology, techniques and proprietary compounds that we protect as trade secrets. However, since we are a small company, we also rely heavily on collaboration with suppliers, outside scientists and other drug companies. Collaboration presents a strong risk of exposing our trade secrets. If our trade secrets were exposed, it would help our competitors and adversely affect our business prospects.

In order to protect our drugs and technology more effectively, we need to obtain patents covering the drugs and technologies we develop. We may obtain patents through ownership or license. Our drugs are expensive and time-consuming to test and develop. Without patent protection, competitors may copy our methods, or the chemical structure or other aspects of our drugs. Even if we obtain patents, the patents may not be broad enough to protect our drugs from copycat products.

If we are found to be infringing on patents owned by others, we may be forced to pay damages to the patent owner and obtain a license to continue the manufacture, sale or development of our drugs and/or pay damages. If we cannot obtain a license, we may be prevented from the manufacture, sale or development of our drugs.

Parts of our, including our in-licensed, technology, techniques and proprietary compounds and potential drug candidates may conflict with patents owned by or granted to others. If we cannot resolve these conflicts, we may be liable for damages, be required to obtain costly licenses or be stopped from manufacturing, using or selling our products or conducting other activities. For example, we are aware of broad patents owned by others relating to the manufacture, use and sale of recombinant humanized antibodies, recombinant humanized single chain antibodies, recombinant human antibodies, and recombinant human single chain antibodies. Many of our product candidates, including our two leading product candidates, eculizumab and pexelizumab, are either genetically engineered antibodies, including recombinant humanized antibodies, recombinant humanized single chain antibodies, recombinant human antibodies, and recombinant human single chain antibodies.

We have received notices from the owners of some of these patents claiming that their patents may be relevant to the development, manufacture or sale of some of our drug candidates, including pexelizumab and eculizumab. In response to some of these notices, we have obtained licenses, or expect to obtain licenses. However, with regard to other patents, we have either determined in our judgment that:

•	our products do not infringe the patents; or

•	we do not believe the patents are valid;

•	we have identified and are testing various modifications that we believe should not infringe the patents and which should permit commercialization of our product candidates.

Any holder of these patents or other patents covering similar technology could sue us for damages and seek to prevent us from manufacturing, selling or developing our drugs. Legal disputes can be costly and time consuming to defend. If any patent holder successfully challenges our judgment that our products do not infringe their patents or that their patents are invalid, we could be required to pay costly damages or to obtain a license to sell or develop our drugs. A costly license, or inability to obtain a necessary license, would have a material adverse effect on our business.

There can be no assurance that we would prevail in a patent infringement action; will be able to obtain a license to any third party patent on commercially reasonable terms; successfully develop non-infringing alternatives on a timely basis; or license alternative non-infringing technology, if any exists, on commercially reasonable terms. Any impediment to our ability to manufacture or sell approved forms of our product candidates could have a material adverse effect on our business and prospects.

If the testing or use of our products harms people, we could be subject to costly and damaging product liability claims.

The testing, manufacturing, marketing and sale of drugs for use in humans exposes us to product liability risks. Side effects and other problems from using our products could give rise to product liability claims against us. We might have to recall our products, if any, from the marketplace. Some of these risks are unknown at this time.

In addition, we may be sued by people who participate in our trials. A number of patients who participate in such trials are already very ill when they enter the trial. Any informed consents or waivers obtained from people who sign up for our trials may not protect us from liability or litigation. Our product liability insurance may not cover all potential liabilities or may not completely cover any covered liabilities. Moreover, we may not be able to maintain our insurance on acceptable terms. In addition, negative publicity relating to a product liability claim may make it more difficult, or impossible, for us to recruit patients for our clinical trials or to market and sell our products. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on our business, financial condition or results of operations.

Use of C5 Inhibitors, such as pexelizumab and eculizumab, is associated with an increased risk for infection with Neisseria bacteria. One patient in our trials of eculizumab for the treatment of membranous nephritis became infected with Neisseria bacteria. Serious cases of Neisseria infection can result in brain damage, loss of limbs or parts of limbs, kidney failure, or death.

We are subject to the environmental laws and potential exposure to environmental liabilities.

We are subject to various federal, state and local environmental laws and regulations that govern our operations, including the handling and disposal of non-hazardous and hazardous wastes, including medical and biological wastes, and emissions and discharges into the environment, including air, soils and water sources. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating its property or locations to which wastes were sent from its facilities, without regard to whether the owner or operator knew of, or necessarily caused, the contamination. Such obligations and liabilities, which to date have not been material, could have a material impact on our business and financial condition.

If we cannot manufacture our drug candidates in sufficient amounts at acceptable costs and on a timely basis, we may be unable to have the necessary materials for product testing, and later for potential sale in the market. Either event would harm our business.

For our drug trials, we need to produce sufficient amounts of product for testing. Our small manufacturing plant cannot manufacture enough of our product candidates for later stage clinical development or commercial supply. In addition, we do not have the capacity to produce more than one product candidate at a time. We depend on a few outside suppliers for manufacturing. If we experience interruptions in the manufacture of our products, our drug development and commercialization efforts will be delayed. If any of our outside manufacturers stops manufacturing our products or reduces the amount manufactured, or is otherwise unable to manufacture our required amounts at our required quality, we will need to find other alternatives. If we are unable to find an acceptable outside manufacturer on reasonable terms, we will have to divert our own resources to manufacturing, which may not be sufficient to produce the necessary quantity or quality of product. As a result, our ability to conduct testing and drug trials and our plans for commercialization would be materially adversely affected. Submission of products and new development programs for regulatory approval, as well as our plans for commercialization, would be delayed. Our competitive position and our prospects for achieving profitability would be materially and adversely affected.

Manufacture of drug products, including the need to develop and utilize manufacturing processes that consistently produce our drug products to their required quality specifications, is highly regulated by the FDA and other domestic and foreign authorities. We cannot assure you that we or our third-party collaborators will successfully comply with all of those regulations, which failure would have a materially adverse effect on our business.

Manufacture of our drug products is highly technical and only a few third-parties have the ability and capacity to manufacture our drug products for our development and commercialization needs. We can not assure you that these potential third-party collaborators will agree to manufacture our products on our behalf on commercially reasonable terms, if at all. If we do achieve agreement from one or more third parties to manufacture our products, we can not assure you that they will be able or willing to honor the terms of the agreements, including any obligations to manufacture the drug products in accordance with regulatory requirements and to our quality specifications and volume requirements. Due to the highly technical requirements of manufacturing our drug products, our third-party collaborators and we may be unable to manufacture our drug products despite their and our efforts. Inability to contract with third-party manufacturers on commercially reasonable terms, or failure or delay by our third-party manufacturers, if any, in manufacturing our products in the volumes and quality required, would have a material adverse effect on our business.

We have no experience or capacity for manufacturing drug products in volumes that would be necessary to support commercial sales. If we are unable to establish and maintain commercial scale manufacturing within our planned time and cost parameters, sales of our products and our financial performance would be adversely affected.

Currently, we are relying on P&G to retain appropriate commercial manufacturing for pexelizumab through one or more third-party manufacturers. P&G has contracted with Chiron Corporation for the large-scale commercial manufacture of pexelizumab. The failure of P&G to obtain and maintain appropriate commercial manufacturing for pexelizumab in accordance with all regulatory requirements on a timely basis, or at all, may prevent or impede the commercialization of pexelizumab. We have executed a large-scale product supply agreement with Lonza Biologics, plc for the long-term manufacture of eculizumab. The failure of Lonza to manufacture appropriate supplies of eculizumab in accordance with all regulatory requirements on a timely basis, or at all, may prevent or impede the commercialization of eculizumab. Due to the nature of the current market for third-party commercial manufacturing arrangements, many arrangements require substantial penalty payments by the customer for failure to use the manufacturing capacity contracted for. We could owe substantial penalty payments to Lonza if we were not to use the manufacturing capacity we contracted for, and we could be required to share on an equal basis with P&G substantial penalty payments owed by P&G for its failure to utilize the manufacturing capacity it contracted for with third-party manufacturers for the supply of pexelizumab. The payment of a substantial penalty would harm our financial condition.

If we are unable to establish sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully market and sell future drug products.

We have no sales or distribution personnel or capabilities. We have only recently established core pre-commercial marketing capabilities. If we are unable to continue developing those capabilities, either by developing our own capabilities or entering into agreements with others, we will not be able to successfully sell our future drug products. In that event, we will not be able to generate significant revenues. We cannot guarantee that we will be able to hire the qualified sales and marketing personnel we need. We may not be able to enter into any marketing or distribution agreements with third-party providers on acceptable terms, if at all. Currently, we are relying on P&G for sales, marketing and distribution of pexelizumab. P&G, or any future third-party collaborators, may not succeed at selling, marketing or distributing any of our future drug products.

If we are unable to obtain reimbursement for our future products from government health administration authorities, private health insurers and other organizations, our products may be too costly for regular use and our ability to generate revenues would be harmed.

Our products, if commercialized, may be significantly more expensive than traditional drug treatments. Our future revenues and profitability will be adversely affected if we cannot depend on governmental and private third-party payors to defray the cost of our products to the consumer. If these entities refuse to provide reimbursement with respect to our products or determine to provide an insufficient level of reimbursement, our products may be too costly for general use. Our profitability may be adversely impacted if we choose to offer our products at a reduced price. Any limitation on the use of our products or any decrease in the price of our products without a corresponding decrease in expenses will have a material adverse effect on our ability to achieve profitability.

If our competitors get to the marketplace before we do with better or cheaper drugs, our drugs may not be profitable to sell or to continue to develop.

Each of Abbott Laboratories Inc., Adprotech Ltd., Avant Immunotherapeutics, Inc., Baxter International, Inc., Millennium Pharmaceuticals, Inc., Neurogen Corporation, Tanox, Inc., and XOMA, Ltd. have publicly announced their intentions to develop drugs which target the inflammatory effects of complement in the immune system. We are also aware that GlaxoSmithKline, plc, Merck & Co., Inc., and Pfizer, Inc. are also attempting to develop complement inhibitor therapies. Each of Cambridge Antibody Technology Group, plc, MorphoSys AG and Dyax Corporation has publicly announced intentions to develop therapeutic human antibodies from libraries of human antibody genes. Additionally, each of Abgenix, Inc. and Medarex, Inc. has publicly announced intentions to develop therapeutic human antibodies from mice that have been bred to include some human antibody genes. These and other pharmaceutical companies, many of which have significantly greater resources than we, may develop, manufacture and market better or cheaper drugs than our product candidates. They may establish themselves in the marketplace before we are able even to finish our clinical trials. Other pharmaceutical companies also compete with us to attract academic research institutions as drug development partners, including for licensing these institutions’ proprietary technology. If our competitors successfully enter into such arrangements with academic institutions, we will be precluded from pursuing those unique opportunities and may not be able to find equivalent opportunities elsewhere.

If we fail to recruit and retain personnel, our research and product development programs may be delayed.

We are highly dependent upon the efforts of our senior management and scientific personnel, particularly Dr. Leonard Bell, M.D., our Chief Executive Officer and a member of our board of directors, David W. Keiser, our President, Chief Operating Officer and a member of our board of directors, and Stephen P. Squinto, Ph.D., our Executive Vice President and Head of Research. There is intense competition in the biotechnology industry for qualified scientific and technical personnel. Since our business is very science-oriented and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. We have a key man life insurance policy for Dr. Bell and employment agreements with Dr. Bell, Mr. Keiser and Dr. Squinto. None of our key personnel is nearing retirement age or to our knowledge, planning to retire. To our knowledge, there is no tension between any of our key personnel and our board of directors. If we lose the services of our management and scientific personnel and fail to recruit other scientific and technical personnel, our research and product development programs will be materially and adversely affected.

In particular, we highly value the services of Dr. Bell, our Chief Executive Officer. The loss of his services could materially and adversely affect our ability to achieve our development objectives.

The large number of shares that may be sold in the market following the offering of 2,500,000 shares of common stock in this offering may depress the market price of our common stock.

Sale or issuance of a substantial number of shares of our common stock could cause the market price of our common stock to decline. All of the 2,500,000 shares of common stock we are offering in this offering will be freely tradable without restriction or further registration under the Securities Act. In addition, as of April 30, 2005, there were 4,879,771 shares of common stock issuable upon exercise of options granted by us, which also have been registered for resale on registration statements filed with the SEC. We may also issue up to 4,768,710 shares of common stock upon conversion of our 1.375% convertible senior notes due 2012 which would be freely tradable upon issuance pursuant to the registration statement we have filed and declared effective by the SEC.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited if there is a change in ownership of Alexion.

As of July 31, 2004, we had approximately $320 million of net operating loss carryforwards, or NOLs, available to reduce taxable income in future years. We believe that some of these NOLs are currently subject to an annual limitation under section 382 of the Internal Revenue Code of 1986, as amended.

Our ability to utilize our NOLs may be further limited if we undergo an ownership change, as defined in section 382, as a result of subsequent changes in the ownership of our outstanding stock. We would undergo an ownership change if, among other things, the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock, or are otherwise treated as 5% stockholders under section 382 and the regulations promulgated thereunder, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOLs. The limitation imposed by section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Any unused limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present with respect to assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change. Our use of NOLs arising after the date of an ownership change would not be affected.

Based upon our review of the aggregate change in percentage ownership during the current testing period, we do not believe that we will experience a change in ownership within the meaning of section 382 as a result of the offering discussed herein. However, such a determination is complex and there can be no assurance that the Internal Revenue Service could not successfully challenge our conclusion. Even if the offering of our common stock does not cause an ownership change to occur immediately, the issuance, directly or indirectly, of a relatively large number of shares in this offering may mean that we may not be able to engage in transactions involving the issuance or deemed issuance of stock within the subsequent three-year period without triggering an ownership change within the meaning of section 382. In addition, there are circumstances beyond our control, such as market purchase of our stock by investors who are existing 5% shareholders or become 5% shareholders as a result of such purchase, which could result in an ownership change with respect to our stock. Thus, there can be no assurance that our future actions or future actions by our stockholders will not result in the occurrence of an ownership change, which may limit our use of NOLs and negatively affect future cash flows.

USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of our common stock in this offering for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transaction.

We estimate the net proceeds from this offering of common stock to be approximately $64.53 million.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2005:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of the shares of our common stock in this offering at an offering price of $26.75 per share, and after deducting the underwriting discounts and commissions and offering expenses payable by us.

The number of shares of common stock to be outstanding after this offering excludes:

•	7,364,690 shares of common stock reserved for issuance under our stock option and incentive plans, of which 4,879,771 shares were subject to outstanding options at a weighted average exercise price of $23.23 per share as of April 30, 2005; and

•	4,768,710 shares of common stock reserved for issuance upon conversion of our outstanding 1.375% convertible senior notes due 2012.

	April 30, 2005 (unaudited)
	Actual	As Adjusted
	(amounts in thousands)
Notes payable
Convertible notes	$150,000	$150,000
Stockholders’ equity
Preferred stock: $0.0001 par value; authorized shares—5,000; no shares issued	$—	$—
Common stock: $0.0001 par value; authorized shares—145,000; issued shares—28,091 actual; 30,591 as adjusted	3	3
Paid-in capital in excess of par value	517,154	581,684
Stock subscription receivable	(5)	(5)
Deferred stock-based compensation	(2,072)	(2,072)
Accumulated deficit	(415,469)	(415,469)
Accumulated other comprehensive income	(611)	(611)
Treasury stock: 37 shares	(600)	(600)

Total stockholders’ equity	$98,400	$162,930

Total capitalization	$248,400	$312,930

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

Our net tangible book value as of April 30, 2005 was $73.9 million or approximately $2.63 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 2,500,000 shares of our common stock in this offering at a public offering price of $26.75 per share, and after deducting estimated underwriting discounts and commissions and our estimated offering expenses, our net tangible book value as of April 30, 2005 would have been $4.53 per share. This amount represents an immediate increase in net tangible book value of $1.90 per share to existing stockholders and an immediate dilution in net tangible book value of $22.22 per share to purchasers of common stock in this offering, as illustrated in the following table:

Offering price per share		$26.75
Net tangible book value per share as of April 30, 2005	$2.63
Increase in net tangible book value per share attributable to the offering	$1.90
Net tangible book value per share as of April 30, 2005, after giving effect to the offering		$4.53
Dilution per share to new investors in this offering		$22.22

This table is based on the number of outstanding common shares as of April 30, 2005 and does not include the following:

•	7,364,690 shares of common stock reserved for issuance under our stock option and incentive plans, of which 4,879,771 shares were subject to outstanding options at a weighted average exercise price of $23.23 per share as of April 30, 2005; and

•	4,768,710 shares of our common stock reserved for issuance upon conversion of our outstanding 1.375% convertible senior notes due 2012.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the Nasdaq National Market under the symbol “ALXN.” The following table sets forth, for the periods indicated, the high and low reported sales prices of our common stock as reported on the Nasdaq National Market:

Fiscal 2003	High	Low
First Quarter
(August 1, 2002 to October 31, 2002)	$15.64	$9.05
Second Quarter
(November 1, 2002 to January 31, 2003)	$17.98	$9.50
Third Quarter
(February 1, 2003 to April 30, 2003)	$15.06	$10.00
Fourth Quarter
(May 1, 2003 to July 31, 2003)	$20.15	$12.80

Fiscal 2004	High	Low
First Quarter
(August 1, 2003 to October 31, 2003)	$21.64	$12.03
Second Quarter
(November 1, 2003 to January 31, 2004)	$20.82	$16.47
Third Quarter
(February 1, 2004 to April 30, 2004)	$26.14	$18.11
Fourth Quarter
(May 1, 2004 to July 31, 2004)	$23.25	$14.60

Fiscal 2005	High	Low
First Quarter
(August 1, 2004 to October 31, 2004)	$19.20	$13.30
Second Quarter
(November 1, 2004 to January 31, 2005)	$26.03	$17.27
Third Quarter
(February 1, 2005 to April 30, 2005)	$26.96	$19.79
Fourth Quarter
(May 1, 2005 to July 31, 2005)	$26.93	$20.28

As of July 31, 2005, there were 120 holders of record of our common stock. As of August 11, 2005, the last sale price reported on the Nasdaq National Market for our common stock was $27.32 per share.

DIVIDEND POLICY

We have never paid cash dividends. We do not expect to declare or pay any dividends on our common stock in the foreseeable future. We intend to retain all earnings, if any, to invest in our operations. The payment of future dividends is within the discretion of our board of directors and will depend upon our future earnings, if any, our capital requirements, financial condition and other relevant factors.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to Morgan Stanley & Co. Incorporated, and Morgan Stanley & Co. Incorporated has agreed to purchase, 2,500,000 shares of common stock.

The underwriter is offering the shares of common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and accompanying prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are purchased.

The underwriter initially proposes to offer part of the shares of common stock directly to the public at a price per share of $26.75 and part to certain dealers at a price that represents a concession not in excess of $0.250 a share under the public offering price. The offering price and other selling terms may from time to time be varied by the underwriter.

The table below shows the per share and total underwriting discounts and commissions we will pay the underwriter.

Underwriting Discounts and Commissions
Per Share	$0.858
Total	$2,145,000

We and our executive officers and directors have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the issuance and sale of the common stock offered by this prospectus supplement;

•	the issuance by us of shares of common stock upon the exercise of options or warrants or the conversion of securities outstanding on the date hereof;

•	grants of stock options or other securities pursuant to the terms of a plan in effect on the date hereof;

•	shares of our common stock acquired in the open market by our executive officers or directors or sales of our common stock by our executive officers or directors undertaken pursuant to written trading plans in existence prior to the date hereof designed to comply with Rule 10b5-1 of the Exchange Act; or

•

in the case of Leonard Bell, Chief Executive Officer, Secretary and Treasurer, David Keiser, President and Chief Operating Officer, Stephen Squinto, Executive Vice President and Head of Research, Barry Luke, Vice President of Finance and Administration, and Scott Rollins, Senior Vice President of Drug

Development and Project Management, the sale in the public market pursuant to a written trading plan entered into after the date of each such officer’s lock-up letter, designed to comply with Rule 10b5-1 of the Exchange Act, of up to a number of shares of common stock equal to the number of shares of common stock issuable upon exercise of currently outstanding options to purchase shares of common stock held by such officer which expire within eighteen months of the date of such lock-up letter, provided that sales pursuant to this provision shall not exceed for each such officer the lesser of (i) 40,000 shares of common stock and (ii) 125,000 shares of common stock less the number of shares sold by or on behalf of the other executive officers and directors pursuant to the parallel clause described in the preceding bullet point.

In order to facilitate this offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriter may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriter may reclaim selling concessions allowed to a dealer for distributing the common stock in this offering, if the underwriter repurchases previously distributed common stock to cover short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

A prospectus supplement or accompanying prospectus in electronic format may be made available on the web site maintained by the underwriter. The underwriter may agree to allocate a number of shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter on the same basis as other allocations. Other than the prospectus supplement or accompanying prospectus in electronic format, the information on this website and any other information contained on a website maintained by the underwriter is not part of this prospectus supplement or accompanying prospectus. In addition, shares may be sold by the underwriter to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

In the ordinary course of their business, the underwriter and its affiliates have provided or may in the future provide investment banking and other financial services to us or our subsidiaries, including underwriting, the provision of financial advice and the extension of credit. The underwriter and its affiliates have received and may in the future receive customary fees and commissions for their services.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Ropes & Gray LLP, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed on for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements as of July 31, 2004 and 2003 and for each of the three years in the period ended July 31, 2004 incorporated into this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended July 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, and those of other companies which make electronic filings with the SEC, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” the information we file with the SEC (File No. 000-27756) which means that we can disclose important information to you by referring you to another document we filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference (except any portions of any documents that have been “furnished” but not “filed” for purposes of the Exchange Act) the documents listed below and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the prospectus supplement but before the end of any offering made under this prospectus supplement and accompanying prospectus:

•	our annual report on Form 10-K for the fiscal year ended July 31, 2004, filed on September 28, 2004;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended October 31, 2004, January 31, 2005 and April 30, 2005, filed on December 6, 2004, March 8, 2005 and June 9, 2005, respectively, and our amended quarterly report on Form 10-Q/A for the fiscal quarter ended Apri130, 2005, filed on June 10, 2005;

•	our current reports on Form 8-K, filed on November 18, 2004, December 6, 2004, December 13, 2004, December 16, 2004, January 19, 2005, January 20, 2005, January 25, 2005, March 8, 2005, March 14, 2005, March 16, 2005, June 3, 2005, and August 8, 2005;

•	our registration statement on Form 8-A, filed on February 21, 1997, as amended by Amendment No. 1 to Form 8-A filed on October 6, 2000, Amendment No. 2 to Form 8-A filed on February 12, 2002 and Amendment No. 3 to Form 8-A filed on November 17, 2004; and

•	our registration statement on Form 8-A, filed on February 12, 1996.

You should read the information relating to us in this prospectus supplement and accompanying prospectus together with the information in the documents incorporated by reference.

Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of that document. Statements contained in this prospectus supplement may modify or replace statements contained in the documents incorporated by reference.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, (203) 272-2596, Attention: Thomas I.H. Dubin, Senior Vice President and General Counsel.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Warrants

Alexion Pharmaceuticals, Inc. is offering securities of up to an aggregate of $150,000,000.

From time to time, we may sell any of the securities listed above.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the Nasdaq National Market under the symbol “ALXN.” On May 13, 2004, the last sale price of our common stock was $20.88 per share.

Investing in these securities involves a high degree of risk. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 14, 2004.

You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and warrants, in one or more offerings up to a total dollar amount of $150 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

SUMMARY

We are engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular, autoimmune and hematologic disorders, inflammation and cancer. Since our incorporation in January 1992, we have devoted substantially all of our resources to drug discovery, research, and product and clinical development. Additionally, through our wholly owned subsidiary, Alexion Antibody Technologies, Inc., or AAT, we are engaged in the discovery and development of a portfolio of additional antibody therapeutics targeting severe unmet medical needs.

Our two lead product candidates are therapeutic antibodies that address specific diseases that arise when the human immune system produces inflammation in the human body. Antibodies are proteins that bind specifically to selected targets, or antigens, in the body. After the antibody binds to its target, it may activate the body’s immune system against the target, block activities of the target or stimulate activities of the target. We are currently examining our two lead antibody product candidates in a variety of clinical development programs.

One of our antibody product candidates, pexelizumab, is an antibody fragment under development in acute cardiovascular disorders. We completed a Phase III clinical trial of pexelizumab, known as the PRIMO-CABG trial, in approximately 3,000 patients undergoing coronary artery bypass graft surgery, or CABG, with cardiopulmonary bypass, or CPB. The PRIMO-CABG trial was conducted in collaboration with Procter & Gamble Pharmaceuticals, or P&G. Although there was reduction in the primary endpoint, it was not achieved with statistical significance. The primary endpoint in this trial was a composite of the incidence of death or myocardial infarction, measured at 30 days post-procedure, in the subpopulation of patients undergoing CABG without concomitant valve surgery. However, key pre-specified secondary endpoints consisting of the same composite in the overall study population, which included all patients undergoing CABG with or without concomitant valve surgery, were achieved. We have discussed with the FDA the next steps required for the Phase III development of pexelizumab in patients undergoing CABG with CPB. We, along with P&G, are currently planning and expect to initiate this year a confirmatory pivotal Phase III trial in CABG patients, known as PRIMO-CABG2, to expand upon and confirm observations from the earlier PRIMO-CABG trial. In September 2000 the FDA granted “Fast Track” status for the development of pexelizumab in CPB. Fast Track designation provides for expedited development and application review for approval of a drug through the FDA.

In addition to our Phase III trial of pexelizumab in PRIMO-CABG, P&G and we have together concluded two Phase II studies with pexelizumab in acute myocardial infarction, or AMI: one study in patients receiving angioplasty, a procedure for opening up narrowed or blocked arteries that supply blood to the heart, and the other in patients receiving thrombolytic therapy, a procedure for dissolving clots that block heart vessels. Results from both studies, were reported at the November 2002 annual meeting of the American Heart Association. In both studies, the primary endpoint of a reduction of myocardial infarction, or death of heart muscle, was not reached; however in the angioplasty study, called COMMA, pexelizumab treatment was associated with a statistically significant, dose dependent reduction in death. We have discussed with the FDA the next steps required for the Phase III development of pexelizumab in AMI patients undergoing angioplasty. We, along with P&G, are currently planning and expect to initiate this year a pivotal Phase III trial, known as APEX-AMI, in AMI patients undergoing angioplasty.

Our other lead antibody product candidate, eculizumab, is in clinical development for the treatment of a variety of chronic inflammatory diseases. In particular, eculizumab is under evaluation in a Phase I extension study in paroxysmal nocturnal hemoglobinuria, or PNH, patients. PNH is a rare chronic blood disease characterized by severe anemia and risk of blood clotting or thrombosis. Preliminary results from the open-label three month PNH pilot study performed in the United Kingdom were presented at the American Society of Hematology, or ASH, meeting in December 2002. In this PNH study, eculizumab was well-tolerated and associated with a 71% reduction in the need for blood transfusions, up to 81% reduction in biochemical parameters of hemolysis or destruction of red cells, and 96% reduction in clinical paroxysms. An open-label extension trial that will help us evaluate long-term safety is ongoing in which all eleven PNH patients are participating.

We are currently in discussion with the Food and Drug Administration, or FDA, to determine the next steps required for the Phase III development of eculizumab in PNH. We are planning and expect to initiate this year a Phase III program, including a pivotal efficacy trial known as TRIUMPH, with eculizumab in PNH patients who require blood transfusions. We retain all rights to eculizumab in all indications worldwide. In 2003, the FDA and the European Medicines Evaluation Agency, or EMEA, granted Orphan Drug Status for the development of eculizumab in PNH.

Eculizumab is also under evaluation for the treatment of rheumatoid arthritis and membranous nephritis, a kidney disease. We recently announced preliminary results of our approximately 350 patient Phase IIb study of eculizumab in rheumatoid arthritis patients. The primary efficacy endpoint of the trial, improvement in ACR20 score after a six month treatment period, was achieved with statistical significance in the monthly dosing arm but not in the bimonthly dosing arm. After completing analysis of this Phase IIb rheumatoid arthritis trial, we anticipate presenting the results at an upcoming scientific conference and determining our plans for eculizumab in rheumatoid arthritis. In November 2002, preliminary results were reported at the American Society of Nephrology annual meeting from two clinical trials evaluating eculizumab in patients with membranous nephritis. Results from the first, randomized, placebo controlled double blind, membranous nephritis study showed that eculizumab was well tolerated, but did not reach its primary clinical efficacy endpoint of reduction in proteinuria, an abnormal loss of substantial amounts of protein in a patient’s urine, after four months of therapy. In the second membranous nephritis study, both placebo and eculizumab treated patients from the four month study were treated in an open-label extension trial for an additional 12 months with eculizumab therapy. In this second study, eculizumab was well tolerated and was associated with an increased remission rate at 12 months and with significant improvements in proteinuria and other important components of nephrotic syndrome.

In January 2002, we completed a Phase I pilot safety trial in dermatomyositis, an inflammatory skin and muscle disorder, which indicated that eculizumab appeared to be safe and well tolerated in this patient population. We reviewed the clinical data with the FDA and after considering whether to initiate a Phase II clinical study for eculizumab in this disease, have elected not to pursue this program further at this time to more efficiently focus resources on other on-going eculizumab development programs.

Through AAT, our wholly owned subsidiary with extensive combinatorial human antibody library technologies and expertise, we have developed important additional capabilities to discover and develop additional antibody product candidates for the treatment of inflammatory diseases and cancer.

To date, we have not received any revenues from the sale of our products. We have incurred operating losses since our inception. As of January 31, 2004, we had an accumulated deficit of approximately $304 million. We expect to incur substantial and increasing operating losses for the next several years due to expenses associated with product research and development, pre-clinical studies and clinical testing, regulatory activities, manufacturing development, scale-up and commercial manufacturing, pre-commercialization activities and developing a sales and marketing force. We will need to obtain additional financing to cover these costs. We have executed a large-scale product supply agreement with Lonza Biologics, plc, or Lonza, for the long-term commercial manufacture of eculizumab and P&G has executed a product supply agreement with a third party for the commercial manufacture of pexelizumab.

We plan to develop and commercialize on our own those product candidates for which the clinical trials and commercialization requirements can be funded and accomplished by our own resources. For those products which require greater resources, our strategy is to form corporate partnerships with major pharmaceutical companies for product development and commercialization, where we will still play a major role.

Our principal executive offices are located at 352 Knotter Drive, Cheshire, Connecticut 06410 and our telephone number is (203) 272-2596.

Recent Developments

On March 16, 2004, we appointed Larry L. Mathis as a member of our Board of Directors. Since 1998, Mr. Mathis, who is 60 years old, has served as an executive consultant with D. Petersen & Associates providing counsel to select clients on leadership strategies, integrated systems and governance. Prior to joining D. Petersen & Associates, Mr. Mathis served for 27 years in various capacities within The Methodist Health Care System, in Houston, Texas, an organization comprising 16 corporations and 37 hospital affiliates in the U.S. and abroad. Mr. Mathis served as a consultant to the Chairman of the Board of The Methodist Health Care System from 1997 to 1998 and as President and Chief Executive Officer, as well as a member of the Board of Directors, from 1983 to 1997. Mr. Mathis holds a number of leadership positions in a number of organizations involved in influencing the future of U.S. healthcare delivery, including Chairman of the American Hospital Association, Chairman of the National Task Force of Health Care Technology Assessment and Chairman of the American College of Healthcare Executives. He holds a master’s degree in health administration from the University of Washington.

On March 9, 2004, we announced that, at the Scientific Sessions of the American College of Cardiology in New Orleans, Louisiana, Dr. Pierre Théroux, Professor of Medicine, University of Montréal, and Department of Cardiology, Montréal Heart Institute, presented results showing that pexelizumab treatment significantly reduced key measures of inflammation in acute myocardial infarction patients undergoing primary angioplasty. Further, baseline levels of inflammation were shown to be highly predictive of subsequent mortality in this patient population.

On March 8, 2004, we announced, at the Scientific Sessions of the American College of Cardiology in New Orleans, Louisiana, that Professor Frans Van de Werf, Chairman, Department of Cardiology at the Gasthuisberg Hospital, University of Leuven, Leuven, Belgium, presented results of a meta-analysis showing that the investigational drug pexelizumab significantly reduced 30-day mortality across multiple acute cardiovascular disease trials. The trials were conducted by us with our partner P&G.

On February 11, 2004, we announced the appointment of Carsten Boess as our Vice President and Chief Financial Officer. Mr. Boess, who is 37 years old, began his career at Novo Nordisk in 1991 as Corporate Controller and subsequently took on various assignments including Manager Investor Relations and Finance for Novo Nordisk North America, based in New York, as well as Senior Director Finance and Information Technology of Novozymes’ North American operations. Mr. Boess holds Bachelor’s and Master’s degrees in economics and finance from the University of Odense, Denmark.

The Securities We May Offer

We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities, with a total value of up to $150 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights. All shares of common stock issued by us since March 6, 1997 have been issued with rights to purchase Junior Participating Cumulative Preferred Stock described in greater detail in this prospectus under “Description of Capital Stock—Preferred Stock—Shareholder Rights Plan.”

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, our board of directors has designated 120,000 of the 5,000,000 authorized shares of preferred stock as Junior Participating Cumulative Preferred Stock, which series is described in greater detail in this prospectus under “Description of Capital Stock — Preferred Stock — Stockholder Rights Plan.”

We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Any series of debt securities will be unsecured. The senior debt securities will rank equally with any other unsubordinated debt that we may have. The subordinated debt securities will be subordinate and junior in right of payment to all of our other indebtedness, except any of our indebtedness the terms of which expressly provide that repayment of that indebtedness is subordinate and junior in right of payment to the subordinated debt securities. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures for our senior debt securities and subordinated debt securities have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

RISK FACTORS

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under “Risk Factors” in both the prospectus and the applicable prospectus supplement, together with all of the other information contained in this prospectus and the prospectus supplement or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and the applicable prospectus supplements could decline, and you might lose all or part of your investment.

You should carefully consider the following risk factors before you decide to invest in our Company and our business because these risk factors may have a significant impact on our business, operating results, financial condition, and cash flows. If any of these risks actually occurs, our business, financial condition, operating results and/or cash flows could be harmed.

If we continue to incur operating losses, we may be unable to continue our operations.

We have incurred losses since we started our company in January 1992. As of January 31, 2004, we had an accumulated deficit of approximately $304 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research and development of product candidates. We have no products that are available for sale and do not know when we will have products available for sale, if ever. We expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts, continue to conduct clinical trials and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent and the timing of our future losses and our profitability, if we are ever profitable, are highly uncertain.

We are subject to extensive government regulation; if we do not obtain regulatory approval for our drug products, we will not be able to sell our drug products.

We and our partners cannot sell or market our drugs without regulatory approval. If we or our partners do not obtain and maintain regulatory approval for our products, the value of our company and our results of operations will be harmed. In the United States, we or our partners must obtain and maintain approval from the U.S. Food and Drug Administration, or FDA, for each drug that we intend to sell. Obtaining FDA approval is typically a lengthy and expensive process, and approval is highly uncertain. Foreign governments also regulate drugs distributed outside the United States, whose approval can also be lengthy, expensive and highly uncertain. None of our product candidates has received regulatory approval to be marketed and sold in the United States or any other country. We may not receive regulatory approval for any of our product candidates for at least the next several years, if ever.

We and our partners, contract manufacturers and suppliers are subject to rigorous and extensive regulation by the FDA, other federal and state agencies, and governmental authorities in other countries. These regulations apply both before and after approval of our product candidates, if our product candidates are ever approved, and cover, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, and export of biologics. Failure to comply with the laws, including statutes and regulations, administered by the FDA or other agencies could result in administrative and judicial sanctions, including, warning letters; fines and other civil penalties; delay in approving or refusal to approve a product candidate; product recall or seizure; interruption of production; operating restrictions; injunctions; and criminal prosecution.

The FDA has granted “fast track” status for pexelizumab for use during cardiopulmonary bypass and for treatment of acute myocardial infarction, and for eculizumab in treatment of membranous nephritis. Although fast track status may expedite development and FDA review of an application, there can be no assurance that pexelizumab or eculizumab will be reviewed more expeditiously for their “fast-track” indications than would otherwise have been the case or will be approved promptly, or at all. Further, the FDA could revoke fast track status for pexelizumab or eculizumab.

The FDA has granted orphan drug designation for eculizumab in the treatment of paroxysmal nocturnal hemoglobinuria and membranous nephritis. Orphan drug designation does not convey any advantage in, or shorten the duration of, the FDA review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, i.e., the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years, except in limited circumstances.

If our drug trials are delayed or achieve unfavorable results, we will have to delay or may be unable to obtain regulatory approval for our products.

We must conduct extensive testing of our product candidates before we can obtain regulatory approval for our products. We need to conduct both preclinical animal testing and clinical human trials. These tests and trials may not achieve favorable results. We would need to reevaluate any drug that did not test favorably and either alter the study, the drug or the dose and perform additional or repeat tests, or abandon the drug development project. In those circumstances, we would not be able to obtain regulatory approval on a timely basis, if ever. Even if approval is granted, the approval may require limitations on the indicated uses for which the drug may be marketed.

Clinical trials completed to date have not achieved their primary endpoints.

In December 1999 we completed a Phase IIb trial of pexelizumab, one of our two lead antibody product candidates, for the treatment of complications in patients after cardiopulmonary bypass surgery, including the reduction of the frequency and severity of myocardial infarctions, or heart attacks, and frequency of death. The primary therapeutic pre-set goal of the trial, referred to as the primary endpoint, was not achieved. However, in the pre-specified population that included approximately 90% of the patient population, (i.e. the 800 patients who had coronary artery bypass graft surgery without valve surgery), those that received pexelizumab at the highest dose level experienced a statistically significant reduction in larger post-surgical heart attacks. Based on these results, in January 2002, we commenced enrollment of a Phase III clinical trial of pexelizumab in patients undergoing coronary artery bypass graft surgery, or CABG, with cardiopulmonary bypass operations. This study completed the target patient enrollment of approximately 3,000 patients in February 2003. In August 2003, we disclosed preliminary results that indicated that the primary endpoint was not achieved with statistical significance. The primary endpoint in this Phase III trial was a composite of the incidence of death or myocardial infarction, measured at 30 days post-procedure, in patients undergoing CABG without concomitant valve surgery.

We are not currently able to predict the determination of the United States Food and Drug Administration and other regulatory agencies regarding the results of this Phase III trial of pexelizumab in CABG patients. Such determinations may include, but not be limited to, the view that the results may be sufficient for filing and approval of a Biologics License Application, or BLA, supportive of the filing and approval of a BLA together with additional studies, or not supportive of the filing or approval of a BLA.

We have also announced, in 2001, the completion of a Phase IIa trial of eculizumab, our other lead antibody product candidate, for the treatment of rheumatoid arthritis, or RA. The primary endpoint, or therapeutic pre-set goal, for this trial was met by the group of patients who received the mid-level dosing regimen of eculizumab. Patients who received higher or lower doses of eculizumab in the clinical trial did not achieve the primary endpoint. The primary endpoint in this Phase IIa trial was ACR 20 at 3.25 months.

In January 2002, we initiated a Phase IIb multi-center study in RA patients. The trial is designed to assess safety and efficacy of eculizumab and to confirm the most efficacious dose regimen of the drug in RA patients. The trial consists of approximately 350 patients who are being treated concomitantly with disease-modifying anti-rheumatic drugs. We completed enrollment in January 2003 for this ongoing Phase IIb study. We expect to release the full results later in 2003 or during the first half of 2004. We are also conducting an on-going 12 month open-label extension study in RA which will continue to help us assess long-term safety.

Completion of these and other trials does not guarantee that we will initiate additional trials for our product candidates, that if the trials are initiated what the scope and phase of the trial will be or that they will be completed, or that if the trials are completed, the results will provide a sufficient basis to proceed with further trials or to apply for or receive regulatory approvals or to commercialize products. Results of trials could be inconclusive, requiring additional or repeat trials. If the results achieved in our clinical trials are insufficient to proceed to further trials or to regulatory approval of our product candidates our company could be materially adversely affected. Failure of a trial to achieve its prespecified primary endpoint generally increases the likelihood that additional studies will be required if the sponsoring company determines to continue development of the product candidate, and reduces the likelihood of timely development of and regulatory approval to market the product candidate.

There are many additional reasons why drug testing could be delayed or terminated.

For human trials, patients must be recruited and each product candidate must be tested at various doses and formulations for each clinical indication. Also, to ensure safety and effectiveness, the effect of drugs often must be studied over a long period of time, especially for the chronic diseases that we are studying. Unfavorable results or insufficient patient enrollment in our clinical trials could delay or cause us to abandon a product development program.

Additional factors that can cause delay or termination of our clinical trials include:

•	slow patient enrollment;

•	long treatment time required to demonstrate effectiveness;

•	lack of sufficient supplies of the product candidate;

•	adverse medical events or side effects in treated patients;

•	lack of effectiveness of the product candidate being tested; and

•	lack of sufficient funds.

We may expand our business through new acquisitions that could disrupt our business and harm our financial condition.

Our business strategy includes expanding our products and capabilities, and we may seek acquisitions to do so. Acquisitions involve numerous risks, including:

•	substantial cash expenditures;

•	potentially dilutive issuance of equity securities;

•	incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

•	difficulties in assimilating the operations of the acquired companies;

•	diverting our management’s attention away from other business concerns;

•	risks of entering markets in which we have limited or no direct experience; and

•	the potential loss of our key employees or key employees of the acquired companies.

We cannot assure you that any acquisition will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions. We cannot assure you that we will be able to make the combination of our business with that of acquired businesses or companies work or be successful. Furthermore, the development or expansion of our business or any acquired business or companies may require a substantial capital investment by us. We may not have these necessary funds or they might not be available to us on acceptable terms or at all. We may also seek to raise funds by selling shares of our stock, which could dilute current shareholder’s ownership interest in our company.

On September 22, 2000, we purchased all of the capital stock and other outstanding securities of Prolifaron, Inc., a privately held biopharmaceutical company that is developing therapeutic antibodies addressing multiple diseases, including cancer, for approximately 400,000 shares of our outstanding capital stock. The business of Prolifaron, now our wholly-owned subsidiary, Alexion Antibody Technologies, Inc., or AAT, is subject to many of the same risks that our business is subject to. We cannot assure you that AAT will successfully develop any products or that we will realize any benefits from the acquisition of Prolifaron.

If we fail to obtain the capital necessary to fund our operations, we will be unable to continue or complete our product development.

We believe we have sufficient capital to fund our operations and product development for at least twenty-four months. We may need to raise additional capital before or after that time to complete the development and commercialization of our product candidates. We are currently conducting or completing several clinical trials, including the Phase III trial of pexelizumab in CABG patients. Funding needs may shift between programs and potentially accelerate and increase if we initiate new pivotal trials for our product candidates, including any pivotal clinical trial of pexelizumab for acute myocardial infarction, or heart attack, patients undergoing angioplasty, a procedure for opening up narrowed or blocked arteries that supply blood to the heart. We rely heavily on Procter & Gamble to fund development of pexelizumab. If Procter & Gamble were to terminate the pexelizumab collaboration, we could have to raise additional capital or find new collaboration partners in order to continue the development of pexelizumab.

Additional financing could take the form of public or private debt or equity offerings, equity line facilities, bank loans, collaborative research and development arrangements with corporate partners and/or the sale or licensing of some of our property. The amount of capital we may need depends on many factors, including:

•	the existence, terms and status of collaborative arrangements and strategic partnerships, such as our collaboration with Procter & Gamble;

•	the progress, timing and scope of our research and development programs;

•	the progress, timing and scope of our preclinical studies and clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the time and cost necessary to further develop manufacturing processes, arrange for contract manufacturing or build manufacturing facilities and obtain the necessary regulatory approvals for those facilities;

•	the time and cost necessary to develop sales, marketing and distribution capabilities;

•	the cost necessary to sell, market and distribute our products, if any are approved;

•	changes in applicable governmental regulatory policies; and

•	any new collaborative, licensing and other commercial relationships that we may establish.

We may not get funding when we need it or funding may only be available on unfavorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to delay, scale-back or eliminate our research and development activities or future operations. We might have to license our technology to others. This could result in sharing revenues that we might otherwise retain for ourselves. Any of these actions would harm our business.

If our collaboration with Procter & Gamble is terminated or Procter & Gamble reduces its commitment to our collaboration, our ability to develop and commercialize pexelizumab in the time expected, or at all, would be harmed and our business would suffer accordingly.

We rely heavily on Procter & Gamble to perform development, obtain commercial manufacturing, and provide sales and marketing for pexelizumab. While we cannot assure you that pexelizumab will ever be successfully developed and commercialized, if Procter & Gamble does not perform its obligations in a timely manner, or at all, our ability to commercialize pexelizumab will be significantly adversely affected. We rely on Procter & Gamble, or P&G, to provide funding and additional resources for the development and commercialization of pexelizumab. These include funds and resources for:

•	clinical development and clinical and commercial manufacturing;

•	obtaining regulatory approvals; and

•	sales, marketing and distribution efforts worldwide.

P&G has rights to terminate the collaboration or sublicense its collaboration rights at any time. Termination of our agreement with Procter & Gamble would cause significant delays in the development of pexelizumab and result in significant additional development costs to us. If we were to continue development of pexelizumab following termination by P&G, we would need to fund the development and commercialization of pexelizumab on our own or identify a new development partner. We would need to develop or acquire replacement expertise in many areas necessary for the development and potential commercialization of pexelizumab, or enter into agreements with other companies with respect to those matters. We do not have the resources to replace some of the functions provided or funded by P&G. Accordingly, we might have to stop the development of pexelizumab or shift resources from other product development programs until alternative resources are obtained. Sublicense of its rights by P&G also could cause significant delays in the development of pexelizumab and result in substantial additional development costs to us. In addition, sublicense would introduce a new collaboration partner which could create new and additional risks to the development of pexelizumab that can not be identified at this time.

We cannot guarantee that Procter & Gamble will devote the resources necessary to successfully develop and commercialize pexelizumab in a timely manner, if at all. Furthermore, Procter & Gamble may devote the necessary resources, but we may still not successfully develop and commercialize pexelizumab. We might also have to repeat testing already completed with Procter & Gamble.

We are not currently able to predict the determination of P&G to regarding the results of the Phase III PRIMO-CABG trial of pexelizumab, including how those results may affect P&G’s future plans for pexelizumab.

If we are unable to engage and retain third-party collaborators, our research and development efforts may be delayed.

We depend upon third-party collaborators to assist us in the development of our product candidates. If any of our existing collaborators breaches or terminates its agreement with us or does not perform its development work under an agreement in a timely manner or at all, we would experience significant delays in the development or commercialization of our product candidates. We would also experience significant delays if we could not engage additional collaborators when required. In either event, we would be required to devote additional funds or other resources to these activities or to terminate them. This would divert funds or other resources from other parts of our business.

We cannot assure you that:

•	current collaboration arrangements will be continued in their current form;

•	we will be able to negotiate acceptable collaborative agreements to develop or commercialize our product candidates;

•	any arrangements with third parties will be successful; or

•	current or potential collaborators will not pursue treatments for other diseases or seek other ways of developing treatments for our disease targets.

If the trading price of our common stock continues to fluctuate in a wide range, our stockholders will suffer considerable uncertainty with respect to an investment in our stock.

The trading price of our common stock has been volatile and may continue to be volatile in the future. Factors such as announcements of fluctuations in our or our competitors’ operating results or clinical or scientific results, fluctuations in the trading prices or business prospects of our competitors and collaborators, including, but not limited to Procter & Gamble, changes in our prospects, and market conditions for biotechnology stocks in general could have a significant impact on the future trading prices of our common stock and our outstanding notes. In particular, the trading price of the common stock of many biotechnology companies, including ours, has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. This is due to several factors, including general market conditions, the announcement of the results of our clinical trials or product development and the results of our attempts to obtain FDA approval for our products. In particular, since August 1, 2001, the sales price of our common stock has ranged from a low of $9.05 per share to a high of $26.69 per share and since August 1, 1999, the sales price of our common stock has ranged from a low of $9.05 per share to a high of $119.88 per share. While we cannot predict our future performance, if our stock continues to fluctuate in a wide range, an investment in our stock or our outstanding notes may result in considerable uncertainty for an investor.

If we cannot protect the confidentiality and proprietary nature of our trade secrets, our business and competitive position will be harmed.

Our business requires using sensitive technology, techniques and proprietary compounds that we protect as trade secrets. However, since we are a small company, we also rely heavily on collaboration with suppliers, outside scientists and other drug companies. Collaboration presents a strong risk of exposing our trade secrets. If our trade secrets were exposed, it would help our competitors and adversely affect our business prospects.

In order to protect our drugs and technology more effectively, we need to obtain patents covering the drugs and technologies we develop. We may obtain patents through ownership or license. Our drugs are expensive and time-consuming to test and develop. Without patent protection, competitors may copy our methods, or the chemical structure or other aspects of our drugs. Even if we obtain patents, the patents may not be broad enough to protect our drugs from copycat products.

If we are found to be infringing on patents owned by others, we may be forced to obtain a license to continue the manufacture, sale or development of our drugs and/or pay damages. If we cannot obtain a license, we may be prevented from the sale or development of our drugs.

Parts of our technology, techniques and proprietary compounds and potential drug candidates may conflict with patents owned by or granted to others. If we cannot resolve these conflicts, we may be liable for damages, be required to obtain costly licenses or be stopped from manufacturing, using or selling our products or conducting other activities. For example, we are aware of broad patents owned by others relating to the manufacture, use and sale of recombinant humanized antibodies, recombinant humanized single chain antibodies, recombinant human antibodies, and recombinant human single chain antibodies. Many of our product candidates are genetically engineered antibodies, including recombinant humanized antibodies, recombinant humanized single chain antibodies, recombinant human antibodies, and recombinant human single chain antibodies.

We have received notices from the owners of some of these patents claiming that their patents may be relevant to the development, manufacture or sale of some of our drug candidates. In response to some of these notices, we have obtained licenses, or expect to obtain licenses. However, with regard to other patents, we have either determined in our judgment that:

•	our products do not infringe the patents;

•	we do not believe the patents are valid; or

•	we have identified and are testing various modifications that we believe should not infringe the patents and which should permit commercialization of our product candidates.

Any patent holders could sue us for damages and seek to prevent us from manufacturing, selling or developing our drugs. Legal disputes can be costly and time consuming to defend. If any of these actions are successful, we could be required to pay costly damages or to obtain a license to sell or develop our drugs. A required license may be costly or may not be available on acceptable terms, if at all.

If the testing or use of our products harms people, we could be subject to costly and damaging product liability claims.

The testing, manufacturing, marketing and sale of drugs for use in humans exposes us to product liability risks. Side effects and other problems from using our products could give rise to product liability claims against us. We might have to recall our products, if any, from the marketplace. Some of these risks are unknown at this time.

In addition, we may be sued by people who participate in our trials. A number of patients who participate in such trials are already very ill when they enter the trial. Any informed consents or waivers obtained from people who sign up for our trials may not protect us from liability or litigation. Our product liability insurance may not cover all potential liabilities or may not completely cover any covered liabilities. Moreover, we may not be able to maintain our insurance on acceptable terms. In addition, negative publicity relating to a product liability claim may make it more difficult, or impossible, for us to recruit patients for our clinical trials or to market and sell our products. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on our business, financial condition or results of operations.

Use of C5 Inhibitors, such as pexelizumab and eculizumab, is associated with an increased risk for infection with Neisseria bacteria. One patient in our eculizumab membranous nephritis trials became infected with Neisseria bacteria. Serious cases of Neisseria infection can result in brain damage, loss of limbs or parts of limbs, kidney failure, or death.

If we cannot manufacture our drug candidates in sufficient amounts at acceptable costs and on a timely basis, we may be unable to have the necessary materials for product testing, and later for potential sale in the market. Either event would harm our business.

For our drug trials, we need to produce sufficient amounts of product for testing. Our small manufacturing plant cannot manufacture enough of our product candidates for later stage clinical development. In addition, we do not have the capacity to produce more than one product candidate at a time. We depend on a few outside suppliers for manufacturing. If we experience interruptions in the manufacture of our products for testing, our drug development and commercialization efforts will be delayed. If any of our outside manufacturers stops manufacturing our products or reduces the amount manufactured, or is otherwise unable to manufacture our required amounts at our required quality, we will need to find other alternatives. If we are unable to find an acceptable outside manufacturer on reasonable terms, we will have to divert our own resources to manufacturing, which may not be sufficient to produce the necessary quantity or quality of product. As a result, our ability to conduct testing and drug trials and our plans for commercialization would be materially adversely affected. Submission of products and new development programs for regulatory approval, as well as our plans for commercialization, would be delayed. Our competitive position and our prospects for achieving profitability would be materially and adversely affected.

Manufacture of drug products is highly regulated by the FDA and other domestic and foreign authorities, including the need to develop and utilize manufacturing processes that consistently produce our drug products to their required quality specifications. We cannot assure you that we or our third-party collaborators will successfully comply with all of those regulations, which would have a materially adverse effect on our business.

Manufacture of our drug products is highly technical and only a few third-parties have the ability and capacity to manufacture our drug products for our development and commercialization needs. We can not assure you that these potential third-party collaborators will agree to manufacture our products on our behalf on commercially reasonable terms, if at all. If we do achieve agreement from one or more third parties to manufacture our drug products, we can not assure you that they will be able or willing to honor the terms of the agreements, including any obligations to manufacture the drug products in accordance with regulatory requirements and to our specific quality specifications and volume requirements. Due to the highly technical requirements of manufacturing our drug products, our third-party collaborators and we may be unable to manufacture our drug products despite their and our efforts. Inability to contract with third-party manufacturers on commercially reasonable terms, or failure or delay by our third-party manufacturers, if any, in manufacturing our drug products in the volumes and quality required, would have a material adverse effect on our business.

We have no experience or capacity for manufacturing drug products in volumes that would be necessary to support commercial sales. If we are unable to establish and maintain commercial scale manufacturing within our planned time and cost parameters, sales of our products and our financial performance would be adversely affected.

Currently, we are relying on Procter & Gamble to retain appropriate commercial manufacturing for pexelizumab through one or more third-party manufacturers. P&G has contracted with one third-party manufacturer for the large-scale commercial manufacture of pexelizumab. The failure of Procter & Gamble to obtain appropriate commercial manufacturing for pexelizumab on a timely basis, or at all, may prevent or impede the commercialization of pexelizumab. We have executed a large-scale product supply agreement with Lonza Biologics, plc for the long-term manufacture of eculizumab. The failure of Lonza Biologics, plc to manufacture appropriate supplies of eculizumab on a timely basis, or at all, may prevent or impede the commercialization of eculizumab.

Due to the nature of the current market for third-party commercial manufacturing arrangements, many arrangements require substantial penalty payments by the customer for failure to use the manufacturing capacity contracted for. We could owe substantial penalty payments to Lonza Biologics, plc if we were not to use the manufacturing capacity contracted for with them. Also, we could be required to share on an equal basis with P&G substantial penalty payments owed by P&G for its failure to utilize the manufacturing capacity contracted for by it with a third-party manufacturer for supply of pexelizumab; or we could be solely liable for such potential penalty payments if P&G were to terminate our collaboration and if we were to assume such third-party manufacturing agreement . The payment of a substantial penalty would harm our financial condition.

If we are unable to establish sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully market and sell future drug products.

We have no sales or distribution personnel or capabilities, and have only recently established core pre-commercial marketing capabilities. If we are unable to continue developing or contracting those capabilities, either by developing our own capabilities or entering into agreements with others, we will not be able to successfully sell our products. In that event, we will not be able to generate significant revenues. We cannot guarantee that we will be able to hire the qualified sales and marketing personnel we need. We may not be able to enter into any marketing or distribution agreements with third-party providers on acceptable terms, if at all. Currently, we are relying on Procter & Gamble for sales, marketing and distribution of pexelizumab. Procter & Gamble, or any future third-party collaborators, may not succeed at selling, marketing or distributing any of our future drug products.

If we are unable to obtain reimbursement from government health administration authorities, private health insurers and other organizations for our future products, our products may be too costly for regular use and our ability to generate revenues would be harmed.

Our products, if commercialized, like similar products in the marketplace, may be significantly more expensive than traditional drug treatments. Our future revenues and profitability will be adversely affected if we cannot depend on governmental and private third-party payors to defray the cost of our products to the consumer. If these entities refuse to provide reimbursement with respect to our products or determine to provide an insufficient level of reimbursement, our products may be too costly for general use. Our profitability may be adversely impacted if we choose to offer our products at a reduced price. Any limitation on the use of our products or any decrease on the price of our products without a corresponding decrease in expenses will have a material adverse effect on our ability to achieve profitability.

If our competitors get to the marketplace before we do with better or cheaper drugs, our drugs may not be profitable to sell or to continue to develop.

Each of Abbott laboratories, Adprotech Ltd., Avant Immunotherapeutics, Inc., Baxter International, Inc., Millennium Pharmaceuticals, Inc., Neurogen Corporation, Tanox, Inc., and Xoma, Inc. have publicly announced their intentions to develop drugs which target the inflammatory effects of complement in the immune system. We are also aware that GlaxoSmithKline plc, Merck & Co., Inc. and Pfizer, Inc. are also attempting to develop complement inhibitor therapies. Each of Cambridge Antibody Technology Group plc, MorphoSys AG and Dyax Corporation has publicly announced intentions to develop therapeutic human antibodies from libraries of human antibody genes. Additionally, each of Abgenix Inc. and Medarex, Inc. has publicly announced intentions to develop therapeutic human antibodies from mice that have been bred to include some human antibody genes. These and other pharmaceutical companies, many of which have significantly greater resources than we, may develop, manufacture and market better or cheaper drugs than our product candidates. They may establish themselves in the marketplace before we are able to even finish our clinical trials. Other pharmaceutical companies also compete with us to attract academic research institutions as drug development partners, including for licensing these institutions’ proprietary technology. If our competitors successfully enter into such arrangements with academic institutions, we will be precluded from pursuing those specific unique opportunities and may not be able to find equivalent opportunities elsewhere.

If we fail to recruit and retain personnel, our research and product development programs may be delayed.

We are highly dependent upon the efforts of our senior management and scientific personnel, particularly, Leonard Bell, M.D., our Chief Executive Officer and a member of our Board of Directors, David W. Keiser, our President, Chief Operating Officer and a member of our Board of Directors, and Stephen P. Squinto, Ph.D., our Executive Vice President and Head of Research. There is intense competition in the biotechnology industry for qualified scientific and technical personnel. Since our business is very science-oriented and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. We have a key man insurance policy for Dr. Bell and employment agreements with Dr. Bell, Mr. Keiser and Dr. Squinto. To our knowledge, none of our key personnel is planning to retire or is nearing retirement age. Further, to our knowledge, there is no tension between any of our key personnel and the Board of Directors. If we lose the services of our management and scientific personnel or fail to recruit other scientific and technical personnel, our research and product development programs would be materially and adversely affected.

In particular, we highly value the services of Dr. Leonard Bell, our Chief Executive Officer. The loss of his services could materially and adversely affect our ability to achieve our development objectives.

The large number of shares that may be sold in the market following our September 2003 sale of common stock may depress the market price of our stock.

Sale or issuance of a substantial number of shares of our common stock could cause the market price of our common stock to decline. All of the 3,600,000 shares sold in our September 2003 offering of common stock are freely tradable without restriction or further registration under the Securities Act of 1933. In addition, as of January 31, 2004, there were 4,331,833 shares of common stock issuable upon exercise of options granted by us. We also may issue up to 1,127,554 shares of common stock upon conversion of 5 3/4% convertible subordinated notes due in March 2007, which have been registered for resale pursuant to a registration statement filed with the Securities and Exchange Commission.

You are unlikely to be able to exercise effective remedies against Arthur Andersen LLP, our former independent public accountants.

Although have we dismissed Arthur Andersen LLP (“Arthur Andersen”) as our independent public accountants and have now engaged PricewaterhouseCoopers LLP, our consolidated financial statements for the year ended July 31, 2001 included in our Annual Report on Form 10-K for the year ended July 31, 2001 and incorporated by reference into this prospectus were audited by Arthur Andersen. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen guilty of these federal obstruction of justice charges. In light of the jury verdict and the underlying events, Arthur Andersen subsequently substantially discontinued operations and dismissed essentially its entire workforce. You are therefore unlikely to be able to exercise effective remedies or collect judgments against Arthur Andersen. In addition, Arthur Andersen has not consented to the inclusion of its report in this prospectus, and the requirement to file its consent has been dispensed with in reliance on Rule 437a under the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of its report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

FORWARD-LOOKING INFORMATION

This prospectus contains or incorporates by reference, and the applicable prospectus supplement may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended subsequent to our filing of such Annual Report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under “Risk Factors” in this prospectus and the applicable prospectus supplement. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

FINANCIAL RATIOS

Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended July 31, 2003. The extent to which earnings were insufficient to cover fixed charges is as follows:

	Six Months Ended January 31, 2004	Years Ended July 31,
Ratio of earnings to fixed charges		1999	2000	2001	2002	2003
Deficiency of earnings available to cover fixed charges(1)	$(38,892)	$(6,395)	$(20,227)	$(47,925)	$(57,242)	$(85,231)

(1)For purposes of computing the deficiency of earnings to fixed charges, our “earnings” consist of losses before income taxes plus fixed charges. Fixed charges represent interest expense on all debt, including amortized premiums, discounts and capitalized expenses related to indebtedness, and the estimated interest factor attributable to rental expenses.

We currently have no preferred stock outstanding and accordingly have no obligation to pay preference dividends. If we issue preferred stock, the appropriate ratio of combined fixed charges and preference dividends will be included in a prospectus supplement. In addition, if we use the proceeds from the sale of debt or preference securities to repay any of our outstanding debt or retire other securities and the change in the ratio of earnings to fixed charges or combined fixed charges and preference dividends to earnings would be ten percent or greater, we will include a pro forma ratio showing the application of the proceeds in our prospectus supplement.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities under this prospectus for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions.

Additionally, we may use a portion of the proceeds from the sale of our securities to redeem all or a portion of our outstanding Subordinated Convertible Notes which mature in March 2007 (the “Notes”). The Notes bear interest at an annual rate of 5¾%. As of April 30, 2004, $120 million aggregate principal amount of the Notes was outstanding. We may elect to redeem the Notes on at least 30 days’ notice as a whole, or, from time to time, in part at the following prices, expressed as a percentage of the principal amount, together with accrued interest to, but excluding, the date fixed for redemption:

Period	Redemption Price
Beginning March 15, 2004 and ending on March 14, 2005	102.464%
Beginning March 15, 2005 and ending on March 14, 2006	101.643%
Beginning March 15, 2006 and ending on March 14, 2007	100.822%
and 100% on March 15, 2007

In addition, we may offer to repurchase some or all of the Notes at other prices, payable in cash or other securities.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 145,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $.0001 per share. As of March 10, 2004, 21,956,227 shares of our common stock were outstanding and no shares of preferred stock were outstanding. To date, our board of directors has designated 120,000 of the 5,000,000 authorized shares of preferred stock as Junior Participating Cumulative Preferred Stock, which series is described in greater detail below under “— Preferred Stock — Stockholder Rights Plan.”

The following summary describes the material terms of our capital stock and stockholder rights plan. The description of capital stock and stockholder rights plan is qualified by reference to our amended and restated certificate of incorporation, as amended, our bylaws, as amended, the certificate of designation for our Junior Participating Cumulative Preferred Stock, and our stockholder rights plan, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

Common Stock

Voting. Common stockholders are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. There is no cumulative voting.

Dividends and Other Distributions. Holders of our common stock are entitled to share in an equal amount per share any dividends declared by our board of directors on the common stock and paid out of legally available assets.

Distribution on Dissolution. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Rights. Holders of our common stock are entitled to purchase, under the circumstances described below under “Stockholders Rights Plan”, a portion of a Share of Junior Participating Cumulative Preferred Stock. Apart from this right, our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights. All shares of common stock issued by us since March 6, 1997 have been issued with the Rights (as defined below) attached.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preference, any or all of which may be greater than the rights of the common stock. To date, our board of directors has designated 120,000 of the 5,000,000 authorized shares of preferred stock as Junior Participating Cumulative Preferred Stock, which series is described in greater detail below under “Stockholder Rights Plan.”

The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of us.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Stockholder Rights Plan.

On February 14, 1997 our Board of Directors declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of our common stock. The Rights were issued to the stockholders of record on March 6, 1997 and will expire on March 6, 2007, subject to earlier redemption. Under certain circumstances, each Right entitles the registered holder to purchase from us one one-hundredth of a share of our Junior Participating Cumulative Preferred Stock or, in certain circumstances, either our common stock or common stock of an acquiring company, at one-half the market price of our common stock or the acquiring company’s common stock, as the case may be. The Rights are designed to make it more likely that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against the use of partial tender offers or other coercive tactics to gain control of us. The description and terms of the Rights are set forth in a Rights Agreement between us and Continental Stock Transfer & Trust Company, as Rights Agent. All shares of common stock issued by us since March 6, 1997 are issued with Rights attached.

Exercise Price When exercisable, except as set forth below, each Right entitles the registered holder to purchase from us one one-hundredth of a share of Junior Participating Cumulative Preferred Stock, at a price of $725.00 per one one-hundredth of a share, subject to adjustment in certain circumstances.

Transfer and Detachment Until the “Distribution Date”, which is the earlier to occur of (i) ten business days following the time (the “Stock Acquisition Date”) of a public announcement or notice to us that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of 20% or more of our outstanding shares of common stock (such 20% beneficial owner, an “Acquiring Person”), or (ii) ten business days, or such later date as may be determined by our Board of Directors, after the date of the commencement or announcement by a person of an intention to make a tender offer or exchange offer for an amount of common stock which, together with the shares of such stock already owned by such person, constitutes 20% or more of the outstanding shares of our common stock, the Rights will be evidenced, with respect to any of our common stock certificates outstanding as of March 6, 1997, by such common stock certificate with a copy of the Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with our common stock.

Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after March 6, 1997, upon the transfer or issuance of new shares of common stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for the transfer of any of our common stock certificates outstanding as of March 6, 1997, even without a copy of the Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the shares of common stock represented by such certificate.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

Exercisability The Rights are not exercisable until the Distribution Date. The Rights will expire on March 6, 2007 unless earlier redeemed by us.

Right to Acquire Stock at Half Price In the event that after the Stock Acquisition Date, we are acquired in a merger or other business combination transaction or 50% or more of our assets, cash flow or earning power are sold or otherwise transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right, upon the exercise thereof at the then current exercise price of the Right, shall be entitled to receive that number of shares of common stock of the acquiring company having a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. In the event that we are the surviving corporation of a merger and our common stock is changed or exchanged, proper provision shall be made so that each holder of a Right will thereafter have the right to receive upon exercise that number of shares of common stock of the other party to the transaction having a market value of two times the exercise price of the Right.

In the event that a person or group becomes an Acquiring Person (otherwise than pursuant to a tender offer or exchange offer for all outstanding shares of our common stock at a price and on terms which are determined to be fair and in the best interests of us and our stockholders by a majority of the members of our Board of Directors who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person), proper provision shall be made so that each holder of a Right, other than the Acquiring Person, whose Rights will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value (as defined in the Rights Agreement) of two times the exercise price of the Right. A person or group will not be deemed to be an Acquiring Person if our Board of Directors determines that such person or group became an Acquiring Person inadvertently and such person or group promptly divests itself of a sufficient number of shares of common stock so that such person or group is no longer an Acquiring Person.

Adjustments The Purchase Price payable and the number of shares of Junior Preferred Stock or other securities or property issuable upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on or a subdivision, combination or reclassification of the shares of Junior Preferred Stock, (ii) upon the fixing of a record date for the issuance to holders of Junior Preferred Stock of certain rights, options or warrants to subscribe for shares of Junior Preferred Stock or convertible securities at less than the current market price of shares of Junior Preferred Stock or (iii) upon the fixing of a record date for the making of a distribution to holders of shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends not exceeding 125% of the last regular periodic cash dividend or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights and the number of shares of Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the case of a stock split, combination or stock dividend on the shares of our common stock prior to the Distribution Date.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional shares of common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market value of shares of common stock on the last trading date prior to the date of exercise.

Redemption or Exchange At any time prior to ten business days after the Stock Acquisition Date we, by resolution of our Board of Directors, may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”). If such resolution is adopted following the Stock Acquisition Date, it will be effective only with the concurrence of a majority of the members (the “Continuing Directors”) of our Board of Directors who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person and who either were members of our Board of Directors prior to the Stock Acquisition Date or subsequently became a member and whose election thereto was approved by a majority of the directors who were not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person. Our Board of Directors may extend the time within which the Rights may be redeemed at any time prior to the Stock Acquisition Date. Immediately upon the action of our Board of Directors electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of our outstanding common stock, our Board of Directors, with the concurrence of a majority of the Continuing Directors, may exchange the Rights (other than Rights beneficially owned by such person which have become void), in whole or in part, for our common stock at an exchange ratio of one share of common stock per Right (subject to adjustment).

Preferred Stock The shares of Junior Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock we may issue (unless otherwise provided in the terms of such preferred stock or in our certificate of incorporation). Each share of Junior Preferred Stock will be entitled to receive, in the aggregate, a dividend in an amount equal to 100 times the dividend per share of common stock, or, if greater, $10.00 per year. In the event of liquidation, the holders of shares of Junior Preferred Stock will be entitled to receive a minimum liquidation payment equal to the greater of $100.00 per share or an amount equal to 100 times the amount to be paid in liquidation per share of common stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the shares of common stock. In addition, if dividends on the Junior Preferred Stock are in arrears for four consecutive quarterly payment periods, the holders of the shares of Junior Preferred Stock will have the right, voting as a class, to elect two members to our Board of Directors. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the shares of Junior Preferred Stock as to dividends and liquidation, and in the event of mergers and consolidations, are protected by antidilution provisions.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

Amendment The Rights and the Rights Agreement can be amended by our Board of Directors in any respect (including, without limitation, any extension of the period in which the Rights may be redeemed) at any time prior to the Stock Acquisition Date. From and after such time, without the approval of our stockholders or the holders of the Rights, the Board of Directors may only supplement or amend the Rights Agreement in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision in the Rights Agreement, (iii) to shorten or lengthen any time period under the Rights Agreement or (iv) to make any changes or supplements which we and the Rights Agent may deem necessary or desirable which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate thereof). We may, at any time prior to the Stock Acquisition Date, amend the Rights Agreement to lower the threshold of common stock beneficial ownership at which a person will become an Acquiring Person to not less than the greater of (i) a percentage larger than the largest percentage of Common Stock then known by the us to be beneficially owned by a person and (ii) 10%.

Anti-Takeover Provisions

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless before the date that the person became an “interested stockholder,” the board of directors approved either the “business combination” or the transaction which makes the person an “interested stockholder,” or after the date that the person became an “interested stockholder,” the business combination is approved by our board of directors and the vote of at least 66 2/3% of our outstanding voting stock that is not owned by the “interested stockholder.” Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who either owns 15% or more of our outstanding voting stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

Bylaw and Certificate of Incorporation Provisions. Our bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the President, the Secretary, or a majority of the Board of Directors, or upon the written request of stockholders who together own of record 50% of the outstanding stock of all classes entitled to vote at such meeting. Our bylaws also specify that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. These provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co.

Listing on the Nasdaq National Market

Our common stock is listed on the Nasdaq National Market under the symbol “ALXN.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.

We have entered into a senior indenture and a subordinated indenture with U.S. Bank National Association, as trustee. We will issue the senior notes under the senior indenture and the subordinated notes under the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. Supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the trustee under the senior indenture or the subordinated indenture, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical. The debt securities issued under either the senior indenture or the subordinated indenture will be unsecured.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to effect a consolidation, merger or sale of substantially all of our assets or require us to preserve our existence and that of our subsidiaries and our and their rights, licenses and franchises;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities; provided, however, that such terms will not include:

•	restrictions on our or our subsidiaries’ ability to incur additional indebtedness; issue additional securities; create liens; pay dividends or make distributions in respect of their capital stock; redeem capital stock; place restrictions on our subsidiaries placing restrictions on their ability to pay dividends, make distributions or transfer assets; make investments or other restricted payments; sell or otherwise dispose of assets; enter into sale-leaseback transactions; engage in transactions with stockholders and affiliates; or issue or sell stock of their subsidiaries; or

•	financial covenants that require us or our subsidiaries to maintain specified interest coverage, fixed charge, cash flow-based or asset-based ratios, or other financial covenants.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default with respect to the series and its consequences, except defaults in payment of principal, premium, if any, or interest, unless we have cured the default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the trustee may decline to follow any direction of such holders that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “—Consolidation, Merger or Sale”;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities of any series;

•	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect;

•	to evidence and provide for the acceptance of appointment under an indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939.

In addition, under the indentures, we and the trustee may not change an indenture and the rights of holders of a series of debt securities may be changed by us and the trustee other than as set forth in the bullet points above with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any change to an indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

Any debt securities issued under our subordinated indenture will be subordinate and junior in right of payment to all of our other indebtedness, except any of our indebtedness the terms of which expressly provide that repayment of that indebtedness is subordinate and junior in right of payment to the debt securities issued under our subordinated indenture. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

As of April 30, 2004, our outstanding indebtedness consisted of $120 million aggregate principal amount of 5¾% Subordinated Convertible Notes due in March 2007. These Notes are generally subordinated to all indebtedness which is not expressly made junior or equal in rank to the Notes. Accordingly, any debt securities issued under our senior indenture will be senior to the Notes and any securities issued under our subordinated indenture will be equal in rank or junior to the Notes. We will update the amount of our debt outstanding which is senior, equal in rank and subordinated to any series of indebtedness that we issue under our senior indenture or subordinated indenture in the prospectus supplement relating to any such sale

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock and/or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. Complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from the reports we file with the SEC. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock or preferred stock will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “— Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment there for:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant and preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We will describe in a prospectus supplement the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

The consolidated financial statements as of July 31, 2003 and 2002 and for each of the two years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended July 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements as of July 31, 2001 and for the year then ended incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. In 2002, Arthur Andersen LLP ceased operations. A copy of the report previously issued by Arthur Andersen LLP on our financial statements as of July 31, 2001 and for the year then ended is included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2003 as filed with the SEC on October 27, 2003, which is incorporated herein by reference. Such report has not been reissued by Arthur Andersen LLP.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On May 29, 2002, we announced that we dismissed Arthur Andersen LLP as our independent accountants. As Arthur Andersen LLP has ceased operations, we have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this prospectus supplement of its audit reports with respect to our financial statements for the fiscal years ended July 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this prospectus without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, and those of other companies which make electronic filings with the SEC, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

We “incorporate by reference” the information we file with the SEC (File No. 0-27756), which means that we can disclose important information to you by referring you to another document we filed with the SEC. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the prospectus but before the end of any offering made under this prospectus:

•	our annual report on Form 10-K for the fiscal year ended July 31, 2003, filed on October 27, 2003 and our amended annual report on Form 10-K/A for the fiscal year ended July 31, 2003, filed on May 6, 2004;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended October 31, 2003, and January 31, 2004 filed on December 12, 2003, and March 15, 2004 , respectively; and our amended quarterly report for the fiscal quarter ended January 31, 2004 on Form 10-Q/A, filed on March 31, 2004;

•	our current reports on Form 8-K, filed on December 12, 2003, December 18, 2003, February 12, 2004, March 11, 2004 and March 16, 2004 and our current reports on Form 8-K/A, filed on January 9, 2004 and March 22, 2004;

•	our registration statement on Form 8-A, filed on February 21, 1997, as amended by Amendment No. 1 to Form 8-A filed on October 6, 2000 and Amendment No. 2 to Form 8-A filed on February 12, 2002; and

•	our registration statement on Form 8-A, filed on February 12, 1996.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of that document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, (203) 272-2596, Attention: Thomas I.H. Dubin, Vice President and General Counsel.